UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Materials Pursuant to §240.14a-12
Halozyme Therapeutics, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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March 23, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders of Halozyme Therapeutics, Inc., which will be held on May 5, 2026, at 9:00 a.m. Pacific Time. The meeting will be online only, so there is no physical meeting location.
The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.
It is important that you use this opportunity to take part in the affairs of Halozyme Therapeutics, Inc. by voting on the business to come before this meeting. Whether or not you plan to attend the Annual Meeting online, we hope you vote as soon as possible to assure your representation. You can vote your shares over the Internet, by telephone or if you requested printed proxy material by mail, by using a traditional proxy card. Instructions on each of these voting methods are outlined in the enclosed proxy statement. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.
A copy of Halozyme’s Annual Report on Form 10-K accompanies these proxy materials for your information. At the Annual Meeting, we will review Halozyme’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the Annual Meeting.
Sincerely yours,
HELEN I. TORLEY, M.B. Ch.B., M.R.C.P.
President and Chief Executive Officer

HALOZYME THERAPEUTICS, INC.
12390 El Camino Real
San Diego, California 92130
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 5, 2026
TO THE STOCKHOLDERS OF HALOZYME THERAPEUTICS, INC.:
Notice is hereby given that the Annual Meeting of the Stockholders of Halozyme Therapeutics, Inc., a Delaware corporation, will be held on May 5, 2026, at 9:00 a.m. Pacific Time. The meeting will be online only, so there is no physical meeting location. The Annual Meeting is being held for the following purposes:
1.To elect two Class I directors to hold office for a three-year term and until their respective successors are elected and qualified;
2.To approve, by a non-binding advisory vote, the compensation of our Named Executive Officers; and
3.To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
We will also transact such other business as may properly come before the Annual Meeting.
You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/HALO2026 and entering the 16 digit control number included in your Notice of Internet Availability, on your proxy card, or voting instruction form, or in the instructions you received by email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. Only stockholders of record at the close of business on March 9, 2026 are entitled to notice of, and to vote at, this Annual Meeting and any adjournment or postponement thereof. The Board of Directors recommends that you vote FOR each of the nominees to the Board of Directors named in the accompanying Proxy Statement and FOR Proposals 2 and 3.
By order of the Board of Directors,
Mark Snyder
Senior Vice President, General Counsel,
and Corporate Secretary
San Diego, California
March 23, 2026
Important Notice Regarding the Availability of Proxy Materials for
The Annual Meeting of Stockholder To Be Held on May 5, 2026
The Proxy Statement and the 2025 Annual Report to Stockholders and the means to vote by Internet are available at www.proxyvote.com.

IMPORTANT: You are cordially invited to attend the virtual meeting online. Whether or not you expect to attend the virtual meeting online, please vote as soon as possible by using the Internet or telephone or for those receiving paper copies of these proxy materials by completing, signing, dating and mailing your proxy card in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the virtual meeting online.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
The accompanying proxy is solicited on behalf of the Board of Directors of Halozyme Therapeutics, Inc., a Delaware corporation (“Halozyme” or the “Company”), for use at Halozyme’s Annual Meeting of Stockholders to be held online on May 5, 2026 at 9:00 a.m. Pacific Time and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, notice, the notice of internet availability of the proxy materials, and the proxy card are first being made available and/or mailed to stockholders on or about March 23, 2026.
ANNUAL MEETING AGENDA AND BOARD OF DIRECTORS VOTE RECOMMENDATIONS
Stockholders are being asked to vote on each of the following items at the Annual Meeting:
•Proposal 1. The election of two Class I director nominees named in this Proxy Statement to the Board of Directors, each to serve a three-year term and until their respective successors are elected and qualified;
•Proposal 2. The approval of a non-binding advisory resolution approving the compensation of our Named Executive Officers; and
•Proposal 3. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
The Board of Directors recommends that you vote FOR the nominees to the Board of Directors named in this Proxy Statement and FOR Proposals 2 and 3.

SOLICITATION AND VOTING
Voting Securities. Only stockholders of record as of the close of business on March 9, 2026, the record date for the Annual Meeting, will be entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, we had 118,474,300 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. When a quorum is present at the meeting, all matters other than the election of directors will be determined by a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter. The election of directors will be determined by a majority in voting power of the shares present in person or represented by proxy at the meeting and voting on the matter. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.
As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing our proxy statement, 2025 Annual Report to Stockholders and proxy card over the internet to most of our stockholders. This means that most of our stockholders will initially receive only a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials over the Internet. If you would like to receive a paper copy of the proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how you can request copies of these documents at no cost to you.
Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy provided by a stockholder of record, the shares will be voted for the nominees and for proposals 2 and 3.
You may vote by attending the Annual Meeting online, by using the Internet or telephone to submit a proxy or by completing and returning a proxy by mail, if you requested printed proxy material by mail.
Voting by Internet. To vote by Internet, go to www.proxyvote.com. Internet voting is available 24 hours a day, although your vote by Internet must be received by 11:59 p.m. Eastern Time on May 4, 2026. You will need the control number found either on the Notice of Internet Availability of Proxy Materials or on the proxy card if you are receiving a printed copy of these materials. If you vote by Internet, you should not return your proxy card or voting instruction card. If you hold your shares in “street name” as explained below, please refer to the voting instruction form or notice provided to you by your broker, bank or other holder of record for Internet voting instructions.
Voting by Telephone. To vote by telephone, call 1-800-690-6903 and follow the instructions. Telephone voting is available 24 hours a day, although your vote by telephone must be received by 11:59 p.m. Eastern Time on May 4, 2026. You will need the control number found on your Notice of Internet Availability of Proxy Materials, voting instruction form or on the proxy card if you are receiving a printed copy of these materials. If you vote by telephone, you should not return your proxy card or voting instruction card. If you hold your shares in “street name” as explained below, please refer to the Notice of Internet Availability of Proxy Materials or voting instruction card provided to you by your broker, bank or other holder of record for telephone voting instructions.
Voting by Mail. If you requested printed proxy materials by mail, by completing, signing and returning the proxy card in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please complete, sign and return all proxy cards to ensure that all your shares are voted.
Voting Online During Annual Meeting. You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 9, 2026, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/HALO2026, you must enter the control number found on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form you previously received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. The meeting’s virtual attendance format will provide you the ability to participate and ask questions in writing during the meeting. Whether or not you plan to participate in the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. If your shares are registered directly in your name with our transfer agent, EQ by Equiniti, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Beneficial owners whose stock is held in the name of a bank, broker or other nominee generally will receive instructions for voting from their banks, brokers or other nominees, rather than directly from us. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution. Shares for which you are the beneficial owner but not the stockholder of record may also be voted electronically during the Annual Meeting.
Revocability of Proxies. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by delivering to the Secretary of Halozyme a written instrument revoking the proxy or by executing a duly executed proxy with a later date, or by attending the Annual Meeting online and voting in person.
Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in street name on behalf of a beneficial owner but is prohibited from voting on a particular matter because the broker has not received voting instructions from the beneficial owner and therefore does not have discretion to vote the beneficial owner’s shares with respect to that matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of our independent registered public accounting firm. Non-routine matters include the election of directors and the advisory vote on executive compensation matters.
Solicitation of Proxies. We will bear the entire cost of soliciting proxies for the upcoming meeting. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified Board of Directors that currently consists of three Class I directors, three Class II directors and two Class III directors. Our directors are elected for a term of three years, with one class of directors up for election every year. At the 2026 Annual Meeting of Stockholders, we will be electing two Class I directors, while the Class II directors will be elected at the 2027 Annual Meeting of Stockholders and the Class III directors will be elected at the 2028 Annual Meeting of Stockholders.
The Class I nominees recommended by the Board of Directors for election at the 2026 Annual Meeting are: Bernadette Connaughton and Matthew L. Posard. Ms. Connaughton and Mr. Posard are current member of our Board of Directors and, if elected, will serve as directors until our Annual Meeting of Stockholders in 2029 or until their successors are elected and qualified. Ms. Miyashita is not standing for re-election and her term will expire as of the meeting date. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as our Board of Directors may designate.
Majority Voting Standard
Our Bylaws provide that in any election of one or more directors at a meeting at which a quorum is present, other than in a contested election, each director is elected by the vote of a majority of the votes cast by the stockholders with respect to the director. If a director does not receive in an election, other than a contested election, a majority of the votes, the director must tender his or her resignation to the Board of Directors. Within 90 days after the date of the certification of the election results, the Nominating and Corporate Governance Committee of the Board of Directors (or other committee that may be designated by the Board of Directors) will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will promptly act on such committee’s recommendation and publicly disclose within four business days on a Current Report on Form 8-K filed with the SEC its decision and the rationale behind such decision.
Vote Required
If a quorum is present at the meeting, election of each of the two nominees for Class I directors requires the vote of a majority of the votes cast by the stockholders with respect to the director at the meeting and voting on the matter. Abstentions and broker non-votes will have no effect on the outcome of the vote.
Recommendation
The Board of Directors recommends a vote “FOR” each of the nominees named above.

Board Composition
The Nominating and Corporate Governance Committee, with input from the Board of Directors, has determined that the following areas of expertise are of particular importance in providing appropriate oversight of the Company’s business and operations. Accordingly, the Nominating and Corporate Governance Committee seeks candidates for the Board of Directors from diverse professional backgrounds in order to ensure that the Board of Directors is comprised of individuals possessing extensive expertise in one or more of the following areas:

Skill	Rationale
Medicine and Science	As a Company directly and indirectly involved in the development, approval and commercialization of drugs, expertise in medicine and science is a key to the ongoing assessment of potential new technologies we may acquire.
Pharma Business Leadership and Operations	Experience in, and knowledge of, the pharmaceutical business contributes to deep understanding of business strategy, operations, key performance indicators and the competitive environment.
Complementary Business/Industry Segment Experience	Diverse experience gained from adjacent and complementary industries contributes to identification and evaluation of new opportunities and ideas.
International Business	International Business experience adds to our understanding of diverse business environments, economic conditions and cultural perspectives that informs our global business initiatives and strategy.
Human Capital Management	Execution of our strategy requires the development and retention of highly skilled and diverse set of leaders and team members.
Finance and Capital Markets	Experience overseeing financial transactions provides knowledge and skills necessary to evaluate and oversee the Company’s design and implementation of financial and capital allocation strategies.
M&A	Experience in the identification, negotiation and execution of M&A transactions provides knowledge to oversee the Company’s potential M&A activities.
Risk Management	Experience in risk management contributes to the identification, prioritization, assessment and mitigation of significant risk facing the company.

Based on its review of each director’s and director nominee’s professional experience and background, the Nominating and Corporate Governance Committee has determined that our current board members and director nominee possess expertise in the following areas noted below:

Director	Medicine and Science	Pharma Business Leadership and Operations	Complementary Business/Industry Segment Experience	International Business	Human Capital Management	Finance and Capital Markets	M&A	Risk Management
Bernadette Connaughton		X		X	X
Barbara Duncan		X		X		X	X
Jeffrey W. Henderson		X	X	X	X	X	X	X
Mahesh Krishnan, M.D.	X	X	X	X		X	X
James Lang		X	X	X		X	X
Matthew L. Posard	X		X	X	X		X
Moni Miyashita			X	X	X		X
Helen I. Torley, M.B. Ch.B., M.R.C.P.	X	X			X	X	X	X

Board Diversity
The Company’s Board of Directors is currently comprised of individuals from diverse backgrounds, including based on experience, expertise, gender and race.

Directors Nominated for Election at the 2026 Annual Meeting

Bernadette Connaughton (age 67)
Director Since: 2018

Board Committees: Compensation Committee (Chair)

Key Skills: Pharma Business Leadership and Operations, International Business, Human Capital Management

Other Current Public Company Boards:
Editas Medicine, Inc., a clinical stage biotechnology company

Recent Past Public Company Board Experience: Syneos Health Inc., a biopharmaceutical services company; Zealand Pharma A/S, a biotechnology company (term ends on March 26, 2026)

Ms. Connaughton brings more than 30 years of global strategic, commercial and biopharmaceutical industry expertise to the Board of Directors. From 2004 to October, 2017, she served in senior management position at Bristol-Myers Squibb Pharmaceutical Company, most recently served as president, China, Latin America, Central and Eastern Europe and Middle East. In this position, she developed the multi-year strategy for the successful commercialization of a number of oncology, virology and immunology products, including Opdivo®, Yervoy®, Sprycel®, Daklinza® and Orencia®. Prior to serving in that role, Ms. Connaughton served as Bristol-Myers Squibb’s president, European Markets, Canada and Australia; president, Intercontinental; and president, Japan, Pacific Rim, Australia and Canada; senior vice president, Cardiovascular and Metabolic Business Unit, U.S.; and senior vice president, Primary Care Marketing, U.S. Ms. Connaughton also served on the European Federation of Pharmaceutical Industry Association, Patient Access and European Markets Committees from 2014 to 2016. She received her Bachelor of Arts from Johns Hopkins University and her Master of Business Administration from The Wharton School, University of Pennsylvania.

Key Skills and Experience:

Pharma Business Leadership and Operations
Ms. Connaughton’s extensive experience in business and operations was developed during her 30-year career at Bristol-Myers Squibb where she built a consistent track record of achieving sales growth, improving profitability and transforming operational models in U.S. and international markets. She built expertise and demonstrated success across a wide range of therapeutic areas, including cardiovascular, metabolic diseases, virology and oncology.

International Business
Through her positions leading large global business regions for Bristol Myers Squibb, Ms. Connaughton brings deep experience in international markets. Specific achievements include developing and leading execution of the multi-year strategy for the successful commercialization of Opdivo®, Yervoy®, Sprycel®, Daklinza® and Orencia®. She most recently served as President Intercontinental Region, which included China, Latin America, Central and Eastern Europe and Middle East. Other positions included President, European Markets, Canada and Australia; President, Intercontinental Region; and President, Japan, Pacific Rim, Australia and Canada.

Human Capital Management
In each of her senior management positions, Ms. Connaughton led diverse, cross-functional teams, building the capabilities to successfully develop and commercialize pharmaceutical products. She has broad experience selecting and developing talent and building high performance teams with the skills, motivation and culture to achieve sustainable results.

Board Service Selection Criteria: As further described in Ms. Connaughton’s biography, the Nominating and Corporate Governance Committee believes Ms. Connaughton has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) pharma business leadership and operations, (ii) international business and (iii) human capital management. Ms. Connaughton’s extensive operations and commercialization experience in the pharmaceutical industry including the development of successful commercialization strategies for a number of oncology products and her consistent track record of achieving sales growth provides valuable experience and perspective to our Board, leading the Nominating and Corporate Governance Committee to determine that Ms. Connaughton should serve as one of our directors.

Matthew L. Posard (age 58)
Director Since: 2013

Board Committees: Nominating and Corporate Governance Committee (Chair) and Audit Committee

Key Skills: Medicine and Science, Complementary Business/Industry Segment Expertise, International Business, Human Capital Management, M&A

Other Current Public Company Boards:
Nautilus Biotechnology, Inc., (Chairman) a development stage life sciences company

Recent Past Public Company Board Experience: Talis Biomedical, a developer of diagnostic tests for infectious diseases; DermTech, Inc., a precision dermatology company

Mr. Posard brings over 30 years of general management and commercialization experience in the biotechnology and diagnostics industry to the Board of Directors. He is Founding Principal of Explore DNA, a life sciences executive consulting firm, a position he has held since March 2016. Since 2017, he has provided advisory services to CEOs for several emerging life sciences companies. From February 2017 to April 2018, Mr. Posard served as President and Chief Commercial Officer of GenePeeks, Inc., a genetic research company. From March 2015 to April 2016, he served as Chief Commercial Officer of Trovagene, Inc., a molecular diagnostic biotechnology company. From February 2006 to February 2015, he held various commercial and general management positions at Illumina, Inc., a genomics company focusing on DNA sequencing, including senior executive positions overseeing Global Sales, Marketing, and General Manager of Clinical and Consumer Genomics as well as New and Emerging Markets. Mr. Posard holds a BA degree in Management Science from the University of San Diego.

Key Skills and Experience:

Medicine and Science
Mr. Posard has deep expertise introducing novel and transformative products to medical and research markets while scaling organizations efficiently. He is a Founding Principal of Explore DNA and provides advisory services to executive officers of several emerging life sciences companies.

Complementary Business/Industry Segment Expertise
Mr. Posard adds to his biotech expertise with deep knowledge in the diagnostics area, having served in senior positions at Illumina, Biosite, Inc. and Gen-Probe, Inc. At Illumina he was part of the executive management team that led the company to its first $1 billion in revenue. At Biosite he was instrumental in the successful introduction of the company’s BNP congestive heart failure biomarker and its BNP co-marketing collaboration with Beckman Coulter. At Gen-Probe, Mr. Posard helped the company attain leading market positions in DNA probe-based infectious disease diagnostics and blood banking.

International Business
Mr. Posard has extensive international business experience, having served as the Vice President of Global Sales for Illumina where he led an international commercial sales team. He also served as Senior Vice President and General Manager of Illumina’s Translational and Consumer Genomics and New and Emerging Markets business units and was responsible for over $100 million of sales growth in his first year in this position. This experience provided substantial exposure to commercial markets around the world.

Human Capital Management
In his senior commercial marketing positions with various companies, Mr. Posard has managed and led a number of large and diverse marketing teams. A seasoned executive in the genomics and life science space, Mr. Posard has extensive background in effectively scaling organizations.

M&A
Mr. Posard has served on the board of directors and in senior leadership positions at a variety of startup and emerging companies and has extensive experience in the area of mergers and acquisitions in the biotech and diagnostics space. In his position as advisor to senior executives of life science companies, he has provided guidance and effective consultation in the execution of strategic acquisitions.

Board Service Selection Criteria: As further described in his biography, the Nominating and Corporate Governance Committee believes Mr. Posard has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) medicine and science, (ii) complementary business and industry segment expertise, (iii) international business, (iv) human capital management and (v) M&A. Mr. Posard’s general management, sales and marketing experience including the successful launch of products and management of sales operations provides valuable experience and perspective to our Board, leading the Nominating and Corporate Governance Committee to determine that Mr. Posard should serve as one of our directors.

Directors Continuing in Office Until the 2027 Annual Meeting

Barbara Duncan (age 61)
Director Since: 2023

Board Committees: Audit Committee (Chair) and Compensation Committee

Key Skills: Pharma Business Leadership and Operations, International Business, Finance and Capital Markets, M&A

Other Current Public Company Boards:
Atea Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company
Ovid Therapeutics, Inc., a biopharmaceutical company

Recent Past Public Company Board Experience: Aevi Genomics Medicine, Inc., Adaptimmune Therapeutics, plc,, Fusion Pharmaceuticals, Inc., Immunomedics, Inc., Innoviva, Inc., Jounce Therapeutics, Inc., ObsEva S.A.
Ms. Duncan brings over 16 years of pharmaceutical and biotechnology industry experience to the Board of Directors. She retired from Intercept Pharmaceuticals, Inc., a biopharmaceutical company, where she served as Chief Financial Officer and Treasurer from May 2009 to June 2016. From 2001 to 2009, Ms. Duncan held various senior leadership roles of increasing responsibility at DOV Pharmaceutical, Inc., a biotechnology company, including Chief Financial Officer and ultimately serving as Chief Executive Officer prior to DOV’s sale in 2010 to Euthymics Bioscience, Inc. Prior to joining DOV, Ms. Duncan served as Vice President of Corporate Finance - Global Healthcare at Lehman Brothers Inc. from 1998 to 2001, and as Director of Corporate Finance at SBC Warburg Dillon Read Inc. from 1994 to 1998. She also worked for PepsiCo, Inc. from 1989 to 1992 in its international audit division, and was a certified public accountant in the audit division of Deloitte & Touche LLP from 1986 to 1989. Ms. Duncan received her BBA from Louisiana State University and her MBA from the Wharton School of the University of Pennsylvania.

Key Skills and Experience:

Pharma Business Leadership and Operations and International Business
As Chief Financial Officer and Treasurer at Intercept Pharmaceuticals, Ms. Duncan helped lead the operational and strategic plans of this biopharmaceutical company, including managing the buildout of international operations and preparing financial teams for commercial product launch. At DOV Pharmaceutical, Ms. Duncan developed and lead in the execution of strategic plans, restructured several of the company’s partnerships and led negotiations on licensing transactions.

Finance and Capital Markets
Ms. Duncan’s gained extensive financing experience serving as Chief Financial Officer for two public biopharmaceutical companies. Through the successful execution of both private and public financings, Ms. Duncan’s leadership supported operations and strategic plans. Ms. Duncan managed all phases of Intercept’s initial public offering and following on offerings. Further, while serving as Chief Financial Officer at both Intercept and DOV Pharmaceutical, Ms. Duncan managed the investor relations function and research analyst and investment banking relationships.

M&A
Ms. Duncan gained extensive M&A experience in her role as Vice President at Lehman Brothers with an emphasis in the healthcare space. While at Lehman, Ms. Duncan reviewed potential merger opportunities, reviewed valuation work product and authored advisory presentations to assist clients in formulating strategic corporate structuring strategies. While serving as Chief Executive Officer of DOV Pharmaceutical, she led the execution of the company’s sale to Euthymics.

Board Service Selection Criteria: As further described in Ms. Duncan’s biography, the Nominating and Corporate Governance Committee believes that Ms. Duncan has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) pharma business leadership and operations, (ii) finance and capital markets, (iii) international business and (iv) M&A. Ms. Duncan’s extensive industry and financial experience, including her experience as chief financial officer at public biopharmaceutical companies, combined with her business acumen and experience serving on other public biopharmaceutical boards, provide our Board with valuable expertise, leading the Nominating and Corporate Governance Committee to determine that Ms. Duncan should serve as one of our directors.

Mahesh Krishnan (age 55)
Director since: 2024

Board Committees: Nominating and Corporate Governance Committee and Compensation Committee

Key Skills: Medicine and Science, Pharma Business Leadership & Operations, Complimentary Business/Industry Segment Experience, International Business, Finance & Capital Markets, M&A

Recent Past Public Company Board Experience: Chinook Therapeutics, Inc.

Mahesh Krishnan, M.D., brings more than 20 years of health care practitioner and biotechnology and health service industry experience to the Board of Directors. Since 2009, Dr. Krishnan has served in various roles at DaVita, Inc., a provider of kidney dialysis services, including service as the co-lead of DaVita Venture Group, the external innovation arm of DaVita, Inc., where he is responsible for strategic partnerships in technology and research and development at DaVita, as well as medical policy in Washington, D.C. Since May 2019, Dr. Krishnan has also served as DaVita’s Group Vice President of Research and Development and prior to that role, Dr. Krishnan served as DaVita’s first international Chief Medical Officer from 2015 to May 2019. From 2004 to 2009, Dr. Krishnan served in various roles at Amgen Inc., a multinational biopharmaceutical company, including serving as the Global Development Leader for Epogen® and as Executive Director, Medical Policy for all of Amgen’s domestic products. From 2000 to 2004, Dr. Krishnan was a practicing nephrologist at Virginia Nephrology Group. He earned his M.D. from Jefferson Medical College at Thomas Jefferson University and his B.S. in pre-medicine from The Pennsylvania State University. He also holds an M.P.H. from Johns Hopkins University and an M.B.A. in health care management from the Johns Hopkins Carey School of Business.

Key Skills and Experience:

Medicine and Science; and Complementary Business/Industry Segment Expertise
Dr. Krishnan served as a practicing nephrologist at Virginia Nephrology Group where he managed daily operations. While at Amgen, he oversaw clinical trial execution for Epogen® and served as the executive director for medical policy and as the executive director for medical affairs. He also served as Vice President, Clinical Research and Publishing, Vice President Clinical Innovation and Public Policy and as Founding International Chief Medical Officer for DaVita during which time he was involved in a wide variety of operational and commercial functions for a premier nephrology health services company. As a Chief Medical Officer for DaVita he gained extensive experience in multi-site and international medical services delivery.

Pharma Business Leadership and Operations and International Business
Dr. Krishan gained extensive experience in pharma business leadership and operations in his role as executive director, medical affairs at Amgen. While at Amgen, he developed and executed on the medical affairs and marketing plan for Epogen® and negotiated multiple label iterations with the United States (“U.S.”) Food and Drug Administration (“FDA”). As global development leader for Epogen® he also oversaw multiple aspects of the FDA regulatory advisory committee meetings and successfully implemented a large molecule manufacturing change clinical program. At DaVita, Dr. Krishnan served as the international chief medical officer and oversaw clinical, operational and safety performance for DaVita’s clinical healthcare operations in eleven countries. Dr. Krishnan has also authored two books on pharmaceutical sales training.

Finance and Capital Markets and M&A
Dr. Krishnan currently serves as group vice president of DaVita Venture Group. In this capacity, he oversees corporate development and mergers and acquisitions. He has executed multiple industry partnerships including through the use of joint ventures, corporate spinouts and the founding of health care services, pharma, medical device and diagnostic companies. He has also overseen fundraising, venture capital investments in industry related companies and worked closely with corporate investor relations for capital market presentations.

Board Service Selection Criteria: As further described in Dr. Krishnan’s biography, the Nominating and Corporate Governance Committee believes that Dr. Krishnan has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) medicine and science, (ii) pharma business leadership and operations, (iii) complimentary business and industry experience, (iv) international business, (v) finance and capital markets, and (vi) M&A. He is also currently pursuing NACD directorship certification. Dr. Krishnan’s extensive industry, financial and M&A experience, including his experience in senior management positions in the biopharmaceutical industry, combined with his experience as a healthcare professional and his business acumen, provide our Board with valuable expertise, leading the Nominating and Corporate Governance Committee to determine that Dr. Krishnan should serve as one of our directors.

James Lang (age 61)
Director since: 2025

Key Skills: Pharma Business Leadership & Operations, Complimentary Business/Industry Expertise, International Business, Finance and Capital Markets, M&A

Other Current Public Company Boards:
BioVie, Inc., a clinical stage biopharmaceutical company
OptimizeRX Corporation, a digital healthcare technology company

Mr. Lang brings more than 30 years of experience in healthcare data, analytic, and technology enabled business services. From May 2017 to August 2025, he served as founder and chief executive officer of EVERSANA, a provider of global commercialization services for the life sciences industry. Since December 2016, Mr. Lang has also served as an executive advisor to Water Street Healthcare Partners, a strategic private equity firm focused exclusively on building market-leading companies in healthcare. From 2012 to 2016, Mr. Lang served in leadership roles at Decision Resources Group, a multi-national corporation that provides high value global data solutions, analytics, and consulting services to pharmaceutical, biotech, medical device, healthcare provider and payer, and managed care companies, including as its Chief Executive Officer from 2014 to 2016. From 2006 to 2008, he served as President of IHS Cambridge Energy Research Associates, an international research and consulting firm, which delivered strategic knowledge and independent analysis on energy markets, geopolitics, industry trends, and strategy. From 1989 to 2006, he held various roles at Strategic Decisions Group (SDG), a global strategy consulting firm, including as President and Chief Operating Officer from 2000 to 2006. Mr. Lang received his BS in electrical and computer engineering from the University of New Hampshire and his MBA from the Tuck School of Business.

Key Skills and Experience:

Pharma Business Leadership and Operations; Complimentary Business Segment/Industry Experience
As the founder and former chief executive officer of EVERSANA, Mr. Lang gained extensive experience leading a company that provides global commercialization services for the life sciences industry. EVERSANA solutions are rooted in the patient experience, a key focus for Halozyme, and span all stages of the product life cycle to deliver sustainable value for patients, prescribers, channel partners and payers. EVERSANA serves more than 650 life science organizations, including start-up and established pharmaceutical companies to advance life sciences solutions. Mr. Lang also currently serves as an executive advisor to a strategic private equity firm focused exclusively on building market-leading companies in the healthcare industry.

International Business
Throughout his career, Mr. Lang has gained extensive international business experience having resided and worked in more than 20 countries. He has established start up business operations on several continents and has created business partnership in multiple countries for multinational companies.

Finance and Capital Markets
In his role as chief executive officer roles at EVERSANA and Decision Resources Group and as strategic consulting advisor to chief executive officers and boards of director, Mr. Lang has presided over several billion dollars of equity raising, debt financing, initial public offerings and take private transactions.

M&A
Mr. Lang successfully built and led three service organizations, including EVERSANA, where he built the business through a series of M&A transactions, including over 20 acquisitions in seven years. These transactions transformed EVERSANA from a marketing agency of $30 million in revenue and 150 employees to over $1 billion in revenue with approximately 6,000 global employees. Previously, while at Decision Resources Group, he successfully led approximately 10 acquisitions, resulting in the company being acquired.

Board Service Selection Criteria: As further described in Mr. Lang’s biography, the Nominating and Corporate Governance Committee believes that Ms. Lang has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) pharma business leadership and operations, (ii) complementary business/industry segment experience, (iii) international business, (iv) finance and capital markets and (v) M&A. Ms. Lang’s extensive industry and financial experience, including his experience as chief executive officer at EVERSANA, combined with his business acumen and experience serving on other public company boards, provide our Board with valuable expertise, leading the Nominating and Corporate Governance Committee to determine that Mr. Lang should serve as one of our directors.

Directors Continuing in Office Until the 2028 Annual Meeting

Jeffrey W. Henderson (age 61)
Director Since: 2015

Board Chair

Board Committees: Audit Committee

Key Skills: Pharma Business Leadership and Operations, Complementary Business/Industry Segment Experience, International Business, Human Capital Management, Finance and Capital Markets, M&A, Risk Management

Other Current Public Company Boards:
Becton Dickinson and Company, a medical technology company
Qualcomm, Inc., a wireless communications and semiconductor company

Recent Past Public Company Board Experience: Fibrogen, Inc., a biotechnology company

Mr. Henderson brings over 30 years of financial, commercial and pharmaceutical industry expertise to the Board of Directors. He has served as President of JWH Consulting LLC, an investment and business advisory firm, since January 2018. From 2015 to 2019, he served as a Healthcare Advisory Director to Berkshire Partners LLC. Mr. Henderson previously served as the Chief Financial Officer of Cardinal Health, Inc., a multinational health care services company, from May 2005 to November 2014, and in an executive capacity until his retirement from Cardinal in August 2015. From 1998 to 2005, Mr. Henderson held various senior management positions at Eli Lilly and Company, a multinational pharmaceutical company, including President and General Manager, Eli Lilly Canada, Inc. and Controller and Treasurer of Eli Lilly, Inc. He received his BS in electrical engineering from Kettering University, Flint, Mich., and his MBA from Harvard Graduate School of Business Administration and he has completed the NACD/Carnegie Mellon University CERT Certificate in Cyber-Risk Oversight program for governance professionals.

Key Skills and Experience:

Pharma Business Leadership and Operations and International Business
Mr. Henderson gained deep experience in a broad range of business and operational topics during his nearly 10-year tenure as Chief Financial Officer for Cardinal Health, a $100 billion health care products and services company. During a portion of this tenure he was also responsible for commercial operations in China and Canada. These experiences built on prior expertise, specifically gained in pharmaceuticals, when he served as general manager of Eli Lilly Canada and Controller/Treasurer of Eli Lilly Inc.

Complementary Business/Industry Segment Experience
As a member of the board of directors of Becton Dickinson, a leading global medical technology company, and during his time as an executive at Cardinal Health, Mr. Henderson has gained a deep exposure to, and experience in, key aspects of the medical device business and market.

Finance and Capital Markets and M&A
In his almost 15 years experience as Chief Financial Officer at Cardinal Health and Controller/Treasurer at Eli Lilly, Mr. Henderson gained extensive experience in finance and capital markets. During his tenure at Cardinal Health, the company acquired more than 30 companies, spun-off or sold multi-billion-dollar businesses and expanded into new geographic locations and market segments. During his time with the PE firm of Berkshire Partners, he was involved in the identification, evaluation and execution of multiple acquisition opportunities in the healthcare sector.

Risk Management
In his positions as a Chief Financial Officer for Cardinal Health and Controller/Treasurer at Eli Lilly, Mr. Henderson played a key role in risk identification and risk mitigation. Further, Mr. Henderson has been operationally accountable for commercial operations in both China (Cardinal Health) and Canada (Eli Lilly and Cardinal Health). These unique experiences in both staff and line roles enable a broad perspective on identifying potential risks and risk management.

Human Capital Management
Mr. Henderson has substantial experience leading organizations with multi-thousands of employees, including related aspects of organizational and compensation/incentive design.

Board Service Selection Criteria: As further described in Mr. Henderson’s biography, the Nominating and Corporate Governance Committee believes Mr. Henderson has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) pharma business leadership and operations, (ii) complementary business and industry segment experience, (iii) international business, (iv) human capital management, (v) finance and capital markets, (vi) M&A and (vii) risk management. Mr. Henderson’s extensive experience serving in executive leadership positions, including as Chief Financial Officer, with large publicly-traded healthcare and pharmaceutical corporations, combined with his business acumen and judgment, including his qualifications as an audit committee financial expert, provide our Board with valuable financial, strategic and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Mr. Henderson should serve as one of our directors.

Helen I. Torley, M.B. Ch.B., M.R.C.P. (age 63)
Director Since: 2014

President and Chief Executive Officer

Key Skills: Medicine and Science, Pharma Business Leadership and Operations, Human Capital Management, Finance and Capital Markets, M&A, Risk Management

Recent Past Public Company Board Experience: Quest Diagnostics Incorporated, a diagnostic information services company

Dr Torley brings over 30 years of drug development, drug commercialization and general management expertise in pharmaceutical and biotechnology to the Board of Directors. She has served as Chief Executive Officer (“CEO”) of Halozyme since 2014, successfully leading the company through a critical strategic transition in 2019. Dr Torley previously served as Chief Commercial Officer at Onyx Pharmaceuticals from 2011-2013, leading the successful US launch for Kyprolis ® (Carfilzomib), until the acquisition of Onyx by Amgen in 2013. From 2002-2011 Dr Torley held several senior commercial positions at Amgen including Vice President and General Manager US Bone Health and Vice President and General Manager US Nephrology. In these positions she led the successful launches of Prolia® (denosumab) and Sensipar® (cinacalcet) and significantly grew Epogen® (Epoetin alfa) and Aranesp® (darbepoetin alfa) revenue. From 1997-2002 she held a range of senior sales and marketing leadership positions at Bristol Myers Squib. She began her industry career at Sandoz, which merged with Ciba-Geigy to become Novartis in 1996, where she held a range of positions of increasing responsibility in Clinical Development, culminating in the position of Vice President of Medical Affairs, responsible for overseeing the design and conduct of a broad portfolio of clinical studies across nephrology, rheumatology, oncology and CNS indications. She received her M.B.Ch.B. degree (US equivalent to MD) from the University of Glasgow, Scotland and her M.R.C.P from the Royal College of Physicians, Glasgow, Scotland.

Key Skills and Experience:

Medicine and Science
Dr. Torley is a trained physician who while in clinical practice specialized in Internal Medicine and Rheumatology. She served in leadership positions at Sandoz/Novartis from1990 to 1997, most recently as Vice President, Medical Affairs where she oversaw the design and conduct of Phase 1 through 4 clinical studies across multiple disease areas. While at Sandoz/Novartis she led clinical development programs for new products being evaluated in organ transplantation and rheumatoid arthritis and wrote and submitted New Drug Application filings. She has led and played key strategic positions in multiple successful FDA Advisory Committee meetings including for Neoral® (cyclosporin) in Rheumatoid Arthritis, Neoral (cyclosporin) in Organ Transplantation, Epogen® (Epoetin alfa) in anemia in chronic renal failure and HyQvia (immune Globulin infusion 10% with Recombinant Human Hyaluronidase) in Primary Immune Deficiency.

Pharma Business Leadership and Operations
Dr. Torley gained deep experience in a broad range of business and operational topics in her commercial positions. In particular, as General Manager of Bone Health and Nephrology at Amgen and as Chief Commercial Officer at Onyx, she was responsible for hiring and leading sales and marketing organizations, including hiring and training a more than 650-person team for a new drug launch, working on policy topics related to her products and leading three successful new product launches.

Human Capital Management
Dr. Torley has substantial experience leading large organizations, ranging from 120 to approximately 700 people. Her human capital management experiences include hiring and successfully onboarding large new sales teams into an established culture and effective reorganizations as dictated by changes in strategy. She has a strong focus on and understanding of the important role organizational culture, diverse teams, talent development and accountability play in driving results and success.

Finance and Capital Markets and M&A
As CEO of Halozyme, Dr. Torley has gained experience in Finance and Capital Markets including direct experience with raising over $1.5 billion through follow-on offerings and through three convertible debt offerings, and executing three share repurchase programs resulting in approximately $1.55 billion in capital returned to stockholders to date. During her time at Amgen, Onyx and Halozyme, she has been involved with and has led the identification and evaluation of multiple acquisition opportunities, and the execution of several acquisitions including Halozyme’s acquisition of three companies during her tenure as our chief executive officer.

Risk Management
In her position as CEO of Halozyme, Dr. Torley plays a key role in risk identification and mitigation. In addition, in her previous positions with other organizations as Chief Commercial Officer and General Manager in which she was accountable for commercial launches, a key accountability was risk identification and mitigation. This wide range of experiences enable a broad perspective on identifying potential risks and executing appropriate mitigations strategies.

Board Service Selection Criteria: As further described in her biography, the Nominating and Corporate Governance Committee believes Dr. Torley has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) medicine and science, (ii) pharma business leadership and operations, (iii) human capital management, (iv) finance and capital markets, (v) risk management and (vi) M&A. Dr. Torley’s extensive commercial and operational experience, including successful launches of products, and her deep knowledge of the biotechnology industry and the competitive environment, her service as our Chief Executive Officer during which time she has led the successful acquisition of three companies, combined with her business acumen and judgment, provide our Board with valuable commercial and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Dr. Torley should serve as one of our directors.

CORPORATE GOVERNANCE
Director Independence
The Board of Directors (or “Board”) has determined that, other than Dr. Torley, our President and Chief Executive Officer, each of Jeffrey W. Henderson, Bernadette Connaughton, Barbara Duncan, Mahesh Krishnan, M.D., James Lang, Moni Miyashita, and Matthew L. Posard is an independent director within the meaning set forth under applicable rules of the NASDAQ Stock Market. Dr. Torley does not meet the requirements for director independence because she serves as the President and Chief Executive Officer of Halozyme.
Board Leadership
The Board has separated the Chief Executive Officer and Board Chair positions to: (i) provide a stronger corporate governance structure; (ii) improve overall Board effectiveness; and (iii) enhance communication between management and the Board. Mr. Henderson began serving as the independent Chair of the Board of Directors in May 2022.
Board Tenure

Board Tenure
37.5%
50.0%
12.5%
0-5 Years
6-10 Years
10+ Years

Executive Sessions
Our independent directors generally meet in executive session without management present each time the Board holds its regularly scheduled meetings. The Chair of the Board of Directors, acts as the presiding director for such executive sessions of independent directors.
Board Meetings and Committees
The Board of Directors held twelve meetings during the fiscal year ended December 31, 2025. The Board of Directors has three standing committees: (i) Audit Committee; (ii) Compensation Committee; and (iii) Nominating and Corporate Governance Committee. During the last fiscal year, each director attended at least 75% of the total number of meetings of the Board for the period in which they served as a director and the committees of the Board on which such director served during that period. Our standing committees are currently comprised of the following directors:

Name	Audit Committee	Compensation Committee	Nominating / Corporate Governance Committee
Bernadette Connaughton		Chair
Barbara Duncan	Chair	X
Jeffrey W. Henderson	X
Matthew L. Posard	X		Chair
Mahesh Krishnan		X	X
James Lang
Moni Miyashita			X
Helen I. Torley, M.D. Ch.B., M.R.C.P.

Audit Committee
The current members of the Audit Committee are Barbara Duncan (Chair), Jeffrey W. Henderson and Matthew L. Posard. All members of the Audit Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market and Rule 10A-3 of the Exchange Act, and each of them is able to read and fundamentally understand financial statements. Mr. Henderson and Ms. Duncan are “audit committee financial experts,” as defined in the rules of the SEC. The Audit Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing its independence, reviewing and approving the planned scope of its annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm, reviewing the adequacy of our accounting and financial controls, reviewing our critical accounting policies and reviewing, overseeing risk assessment and management, approving any related party transactions, overseeing the Company’s cybersecurity strategy, reviewing the Company’s cybersecurity risks and receiving periodic updates from management regarding cybersecurity. The Audit Committee held five meetings during the fiscal year ended December 31, 2025.
Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee contained in this Proxy Statement.
Compensation Committee
The current members of the Compensation Committee are Bernadette Connaughton (Chair), Barbara Duncan and Mahesh Krishnan. All members of the Compensation Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market, and qualify as non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act. The Compensation Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation and benefits of our executive officers. More specifically, the Compensation Committee reviews and advises the Board on overall compensation philosophy, policies and plans, reviews and approves the salary and annual cash incentive earned by the Chief Executive Officer and other executive officers; approves equity awards to executive officers; approves employment and severance agreements of executive officers; and reviews the compensation of non-employee directors for service on the Board of Directors and its committees. The Compensation Committee held six meetings during the fiscal year ended December 31, 2025.
Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are Matthew L. Posard (Chair), Mahesh Krishnan, M.D., and Moni Miyashita. All members of the Nominating and Corporate Governance Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary responsibilities of the Nominating and Corporate Governance Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend applicable corporate governance principles, codes of conduct and compliance mechanisms, and (vi) provide oversight in the evaluation of the Board and each committee. The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended December 31, 2025.

With respect to Board membership, the Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. There are no stated minimum criteria for director nominees. The Nominating and Corporate Governance Committee also believes it is appropriate for at least one key member of management to participate as a member of the Board.
The Halozyme Board of Directors believes that our Board should have diversity of knowledge base, professional experience, skills and demographics. When considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by our stockholders, the Nominating and Corporate Governance Committee will review the candidate’s integrity, expertise areas, business acumen, experience, commitment, diligence, conflicts of interest, existing time commitments and the ability to act in the interests of all stockholders. Once a potential qualified candidate is identified, multiple members of the Nominating and Corporate Governance Committee will interview that candidate. The committee may also ask the candidate to meet with non-committee members of the Board and/or members of management and, if the committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate to the full Board.
Pursuant to the terms of its charter and our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider qualified director candidates suggested by our stockholders. Stockholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting the candidate’s name, contact information and biographical information in writing to the “Halozyme Nominating and Corporate Governance Committee” c/o Corporate Secretary, 12390 El Camino Real, San Diego, California 92130. The biographical information and background materials of any such candidate will be forwarded to the Nominating and Corporate Governance Committee for its review and consideration. The committee’s review process for candidates identified by our stockholders is essentially identical to the review process for candidates identified by the committee. In addition to the process discussed above regarding the consideration of the Nominating and Corporate Governance Committee of candidates suggested by our stockholders, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our Annual Meeting of Stockholders.
Risk Management
Our corporate Enterprise Risk Management program is reviewed approximately quarterly by the CEO and Halozyme Leadership Team, and annually by the Halozyme Board of Directors. Our Board is responsible for reviewing and assessing business enterprise risk and other major risks facing the Company, and evaluating management’s approach to addressing such risks. In connection with these reviews, our Board members rely on information from external sources as well as on their individual experiences identifying and managing business enterprise risk for other entities both within and outside of our industry. In addition, the committees of our Board consider and address risk as they perform their respective committee responsibilities. For example, financial risks and cyber security risks are overseen by our Audit Committee and our Compensation Committee periodically reviews our compensation programs to ensure they do not encourage excessive risk-taking. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise risk.
Our senior management team is responsible for day-to-day risk management and regularly reports on risks to our full Board or a relevant committee. Our legal, finance and regulatory areas serve as the primary monitoring and evaluation function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.
We believe the division of risk management responsibilities described above is an effective approach for identifying and addressing the risks facing our Company, and that the leadership structure of our Board is effective in implementing this approach.
Corporate Responsibility
Halozyme continues to build a sustainable, environmentally conscious business while fulfilling our mission of bringing disruptive solutions that can significantly improve patient experiences and potentially outcomes for emerging and established therapies. We are driven by our mission and dedicated to our sustainability efforts across our entire ecosystem internally and externally.
Please see the discussion under the heading “Human Capital Management” in the Business section of our Annual Report on Form 10-K (which accompanies this Proxy Statement) for additional information on our human capital priorities and programs. Further more detailed information about our sustainability efforts are on our website at www.halozyme.com under the section titled “Responsibility”. Information on our website is not incorporated in this Proxy Statement.

Cybersecurity
Our corporate Enterprise Risk Management program, which includes information technology and cybersecurity risk, is reviewed three times per year by the CEO and Halozyme Leadership Team, and annually by the Halozyme Board of Directors. Additionally, Halozyme’s CEO is briefed quarterly and the Audit Committee is briefed periodically, on our cybersecurity program. The Audit Committee is responsible for discussing with senior management our policies with respect to risk assessment and risk management and for discussing with management our financial risk exposures and the steps management has taken to monitor and control such exposures. Our cybersecurity strategy is based on four fundamental areas: policy, procedure, people and technology. Halozyme maintains policies and procedures that describe our employees’ responsibilities for accessing computerized systems, handling data and information, and reporting cybersecurity events in a timely manner. The Board of Directors receives educational updates from outside experts on key emergent topics. All employees and contractors are required to complete formal training on these policies. Halozyme has a well-defined and proven Business Continuity Plan (BCP). The IT Disaster Recovery Plan and the IT Incident Response Plan, which are standalone components of Halozyme’s BCP, provide the framework and guidance to manage risk. We have also instituted a separate process for communicating with the Audit Committee regarding any risks from an actual cybersecurity threat in the event we are the target of a specific cybersecurity incident. Please see the discussion under the heading “Cybersecurity” in the Business section of our Annual Report on Form 10-K (which accompanies this Proxy Statement) for additional information on our cybersecurity risk management, strategy and governance.
Insider Trading Policies and Procedures
We have adopted insider trading policies and procedures governing the purchase, sale and/or other dispositions of our securities by directors, officers and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and the exchange listing standards applicable to us. In addition, our insider trading policy requires that the Company comply with all securities laws and regulations when transacting in the securities of the Company. We filed a copy of our insider trading policy as an exhibit to our Annual Report on Form 10-K.
Communications with Directors
Stockholders may communicate with any and all directors by transmitting correspondence by mail addressed as follows: “Halozyme Board of Directors” c/o Corporate Secretary, 12390 El Camino Real, San Diego, California 92130. The Corporate Secretary will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication as determined by the Corporate Secretary.
Director Attendance at Annual Meetings
Our Corporate Governance Guidelines state that all directors shall make every effort to attend the Company’s Annual Meeting of Stockholders. All eight of our then-serving directors attended our Annual Meeting of Stockholders in 2025.
Code of Conduct and Ethics and Corporate Governance Guidelines
The Board has adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors. The Board has also adopted Corporate Governance Guidelines. Copies of these documents are available on our website at: www.halozyme.com. Amendments to or waivers of our Code of Conduct and Ethics granted to any of our directors or executive officers will be published promptly within four business days on our website, www.halozyme.com. Please note that the information on our website is not incorporated by reference in this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the directors who served on the Compensation Committee during 2025 has ever been an officer or employee of ours or had a relationship in 2025 requiring disclosure under applicable SEC regulations. None of our executive officers currently serves, or served during 2025, on the compensation committee or board of directors of any other entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

PROPOSAL NO. 2
ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
Background
The advisory vote on executive compensation is a non-binding vote on the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis (“CD&A”) section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. We hold this vote annually. Please read the Executive Compensation and Related Information section of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal year 2025 compensation of our Named Executive Officers. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to cast an advisory vote to approve the executive compensation as described in this Proxy Statement. We expect to conduct the next advisory vote on the compensation of our Named Executive Officers at our 2027 Annual Meeting of Stockholders
We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. These compensation practices are discussed in detail in the Compensation Discussion and Analysis section of this Proxy Statement and have the following objectives:
•Properly align the interests of our stockholders with those of our executive leadership team;
•Reward actions and achievements that are consistent with the short- and long-term goals of Halozyme’s business strategy; and
•Remain competitive to attract, retain and motivate employees with relevant experience and skills needed to achieve our business goals.
The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation Committee, nor will its outcome require the Company, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company, the Board of Directors or the Compensation Committee. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.
Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:
RESOLVED, that the stockholders of Halozyme Therapeutics, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, in the Company’s Definitive Proxy Statement for the 2026 Annual Meeting of Stockholders.
Vote Required
Approval of this resolution requires the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will be treated as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.
Recommendation
The Board of Directors believes that the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis and the tabular disclosures and accompanying narrative disclosures under the heading “Executive Compensation and Related Information” is appropriate for the reasons stated above. Therefore, the Board of Directors unanimously recommends a vote “FOR” approval of the compensation for our Named Executive Officers.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors of Halozyme has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Halozyme for the fiscal year ending December 31, 2026. Ernst & Young LLP has acted in such capacity since its appointment on June 28, 2006. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required
The affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Abstentions will be treated as votes “against” the proposal. The ratification of the appointment of Ernst & Young LLP is considered a routine matter. A broker may generally vote on routine matters and, therefore, no broker non-votes are expected to exist in connection with Proposal No. 3.
Board of Directors Recommendation
The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table sets forth the aggregate fees billed to Halozyme for the fiscal years ended December 31, 2025 and 2024 by Ernst & Young LLP:

	Fiscal 2025	Fiscal 2024
Audit Fees (1)	$2,228,815	$1,510,719
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	—	—
Total	$2,228,815	$1,510,719
________________
(1)Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, including the audit of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)All Other Fees consist of fees for products and services other than the services reported above.
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy. The Chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, provided that such approvals are communicated to the full Audit Committee at its next meeting. All of the services of Ernst & Young LLP for 2025 and 2024 described above were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and is comprised solely of independent directors as defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee is governed by a charter which describes in greater detail the full responsibilities of the Audit Committee. The Company’s management has the primary responsibility for the consolidated financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviews the consolidated financial statements, internal control over financial reporting, audit matters and reports from management. In connection with these reviews, the Audit Committee meets with management and the independent registered public accounting firm (Ernst & Young LLP) at least once each quarter. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent registered public accounting firm, internal auditors, management personnel and legal counsel. The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the independent registered public accounting firm. The Audit Committee is directly and solely responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm. The Audit Committee regularly considers the independence, qualifications, audit and non-audit fees and services, and performance of the independent registered public accounting firm.
The Audit Committee has reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee reviewed and discussed with Ernst & Young LLP matters related to its independence, including a review of non-audit services and the written disclosures and the letter from Ernst & Young LLP to the Audit Committee required by the PCAOB regarding its communications with the Audit Committee concerning Ernst & Young LLP’s independence. The Audit Committee concluded that Ernst & Young LLP is independent from the Company and its management.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee has met the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; the critical audit matters addressed during the audit; and the overall quality of the Company’s financial reporting.
The Audit Committee also reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements and related schedule, the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting for the year ended December 31, 2025.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2025 filed by the Company with the Securities and Exchange Commission.
AUDIT COMMITTEE
Barbara Duncan (Chair)
Jeffrey W. Henderson
Matthew L. Posard

EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The Compensation Committee oversees the compensation program for the Company’s executive officers. In this role, the Compensation Committee reviews and approves all compensation decisions relating to our executive officers listed in the table below (referred to in this proxy statement as our “Named Executive Officers” or “NEOs”).

Our NEOs for 2025 are:

Name	Principal Position
Helen I. Torley	President and Chief Executive Officer
Nicole LaBrosse	Senior Vice President, Chief Financial Officer
Mark Snyder	Senior Vice President, Chief Legal Officer
Cortney Caudill(1)	Senior Vice President, Chief Operating Officer
Michael J. LaBarre(2)	Former Senior Vice President, Chief Technical Officer
(1)Ms. Caudill was appointed Senior Vice President, Chief Operating Officer of the Company on October 1, 2025 and previously served as Senior Vice President, Chief Operations Officer since October 2023.
(2)Mr. LaBarre retired as Chief Technical Officer of the Company on March 17, 2025.

Executive Compensation Highlights
Our executive compensation program ties a substantial portion of each executive’s overall compensation to the achievement of key strategic, financial and operational goals and aligns the interests of executive officers with stockholders by annually awarding long-term equity-based incentives (“LTI”), in the form of time-vesting restricted stock units (“RSUs”), performance-vesting stock units (“PSUs”) and stock options. Consistent with this approach, the compensation of our NEOs for 2025 featured:
•Total Revenue from Existing Sources1, New Revenue1, and Adjusted EBITDA1 growth performance goals were established for the threshold, base and maximum targets under our 2025 annual cash incentive program. Actual Total Revenue from Existing Sources attainment was $1,350 million, which was 200% to target, New Revenue attainment did not achieve threshold and was 0% to target, and Adjusted EBITDA was $913 million, which was 200% to target. Actual cash payouts under the 2025 annual cash incentive program for the NEO ranged from 127.5% to 153% of target, with the cash payouts driven by a corporate performance factor under the program of 127.5%.
•a compensation package more heavily weighted toward long-term equity-based incentive compensation than salary and shorter-term annual cash incentives in order to emphasize the focus on our long-term performance and stockholder value,
•long-term equity-based incentives that were heavily weighted toward performance – in addition to the value of all awards being dependent on our stock price, the annual awards granted in 2025 consisted of 50% PSUs which are subject to performance-based vesting conditions, 15% stock options, which have value only if our stock price increases after the date of grant of the awards, and 35% RSUs, the value of which depends on our future stock price when the awards vest,
•a one-time performance-based equity award was granted to Dr. Torley in December 2025 that is 100% performance -based and can be earned over four years for achievement of meaningful stock price hurdles that reflect significant shareholder value creation,
•stock ownership and stock retention guidelines, encouraging executives to maintain a meaningful ownership position in the Company, focus on our long-term performance and discourage unreasonable risk-taking,
1 We use “Total Revenue from Existing Sources” in this Compensation Discussion and Analysis (“CD&A”) to mean the Company’s total revenue for the year excluding New Revenue. We use “New Revenue” in this CD&A to mean the Company’s revenue for the year derived from new collaborations, milestones, and nominations that were not in the Company’s base financial plan for the year and were the result of new opportunity creation. We use “Adjusted EBITDA” in this CD&A to refer to the Company’s earnings for the year excluding interest, taxes, depreciation and amortization, and excluding one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges, and acquired in process research and development expense that we feel are not reflective of our core operating performance. Total Revenue from Existing Sources and Adjusted EBITDA do not include revenue we received during the year resulting from first commercial sale milestones related to Amivantamab. This additional revenue was not included at the time the corporate goals were established as it was dependent upon regulatory approvals, and it was determined that if an approval was granted and subsequent commercial launch occurred, the incremental revenue would be excluded from the performance measurement.

•a recoupment (or “claw back”) policy covering certain compensation elements in the event of an accounting restatement due to material noncompliance with any financial reporting requirements,
•a practice of not including tax gross-ups in ongoing compensation arrangements,
•no “single trigger” provisions in executive and employee change-in-control agreements and arrangements (i.e., payout or vesting is not triggered automatically upon a change-in-control), and
•no material perquisites.

Stockholder Engagement
The Board and the Compensation Committee value the input of our stockholders regarding the Company’s governance practices and the design and effectiveness of our executive compensation program. Halozyme conducts regular outreach to our stockholders to build relationships and solicit feedback on these topics.
In addition, our stockholders are provided with an opportunity to cast an advisory vote on our executive compensation program every year through the “say-on-pay” proposal. At our 2025 annual meeting of stockholders, our stockholders approved, on a non-binding, advisory basis, the compensation paid to our NEOs described in our 2025 proxy statement. Approximately 96.1% of the votes cast on the matter were voted in favor of this “say-on-pay” proposal. The Compensation Committee considered the voting results and high level of stockholder support of the prior year when establishing our executive compensation programs for fiscal 2026.
When making future compensation decisions for our executive officers, the Compensation Committee will continue to consider the opinions that stockholders express through our stockholder engagement program and through our annual “say-on-pay” advisory votes.
2025 Business Highlights
Halozyme’s strong financial and operating performance in 2025 was supported by internal corporate developments and significant growth and advancements with our ENHANZE® collaboration partners. The key developments and achievements in 2025 include:
•Strong stockholder return, with the per share price of our common stock up 40% during 2025 (from NASDAQ closing price of $48.01 on January 2, 2025 to a NASDAQ closing price of $67.30 on December 31, 2025) and up 272% over five years (from a NASDAQ closing price of $18.10 on January 2, 2020 to a NASDAQ closing price of $67.30 on December 31, 2025).
•Reported record total revenues of $1,397 million, which increased 38% from $1,015 million in 2024.
•Revenues from royalties of $868 million which increased 52% from $571 million in 2024 driven primarily by continued sales uptake of DARZALEX subcutaneous (“SC”) from Janssen, Phesgo by Roche and VYVGART Hytrulo by argenx.
•Defense of our MDASE™ SC delivery technology intellectual property by filing a patent infringement lawsuit against Merck and obtaining a preliminary injunction from a German court ordering Merk to refrain from distributing and offering Keytruda SC in Germany. We believe the SC formulation of Merck's cancer medicine, Keytruda, infringes multiple patents that protect our MDASE™ SC delivery technology.
•Returned approximately $342.3 million in capital to our stockholders through the successful completion of the repurchase of approximately 6.5 million shares of stock including the repurchase of approximately 4.8 million shares at an average price of $52.09 per share and approximately 1.7 million shares at an average price of $52.89 per share.
•Successful completion of a $1.5 billion convertible note offering with a portion of the proceeds used to repurchase existing convertible notes and resulting in a lower effective interest rate.
•Successful completion of the acquisition of Elektrofi, Inc. and Surf Bio, Inc. resulting in an expansion of our drug delivery technology development portfolio and the potential for future licensing opportunities.
•Completion of three new global collaboration and licensing agreements with Skye Biosciences, Merus and Takeda for the development of SC formulations of Skye’s nimacimab for the treatment of obesity, Merus’ petosemtamab for the treatment of head and neck cancer and Takeda’s vedolizumab which is currently marketed as ENTYVIO®.
•ENHANZE Regulatory Partner Submissions/Approvals
◦Takeda announced Health Canada expanded the marketing authorization for HYQVIA to include chronic inflammatory demyelinating polyneuropathy as a maintenance therapy after stabilization with intravenous immunoglobulin to prevent relapse of neuromuscular disability and impairment in adults.
◦Janssen received European Commission marketing authorization of the SC formulation of RYBREVANT (amivantamab) with ENHANZE, in combination with LAZCLUZE (lazertinib), for the first-line treatment of adult patients with advanced non-small cell lung cancer with epidermal growth factor receptor exon 19 deletions or exon 21 L858R substitution mutations. This represents the tenth partnered product with ENHANZE to be commercialized.
◦Janssen received European Commission approval for an indication extension of DARZALEX SC in combination with bortezomib, lenalidomide, and dexamethasone for the treatment of adult patients with newly diagnosed multiple myeloma regardless of transplant eligibility.
◦argenx received FDA approval of VYVGART Hytrulo prefilled syringe for self-injection for the treatment of adult patients with generalized myasthenia gravis who are anti-acetylcholine receptor antibody positive and adult patients with chronic inflammatory demyelinating polyneuropathy.
◦Roche received a positive opinion from the European Medicines Agency’s Committee for Medicinal Products for Human Use recommending an update to the European Union (“EU”) label for Phesgo for human epidermal growth factor receptor 2-positive breast cancer. Administration of Phesgo outside of a clinical setting (such as in a person’s home) by a healthcare professional will be possible, once safely established in a clinical setting.
◦BMS received European Commission approval of Opdivo SC, the SC formulation of Opdivo (nivolumab) developed with ENHANZE, for use across multiple adult solid tumors, resulting in the recognition of $12.0 million in milestone revenue.
◦Takeda announced the Ministry of Health, Labour and Welfare in Japan approved HYQVIA SC with ENHANZE for treatment of patients with chronic inflammatory demyelinating polyneuropathy and multifocal motor neuropathy.
◦argenx announced European Commission approval of VYVGART SC with ENHANZE for the treatment of adult patients with progressive or relapsing active chronic inflammatory demyelinating polyneuropathy after prior treatment with corticosteroids or immunoglobulins. VYVGART SC injection is available as a vial or prefilled syringe and can be administered by a patient, caregiver, or healthcare professional.
◦Janssen announced the European Commission approved a new indication for DARZALEX SC as a monotherapy for the treatment of adult patients with smoldering multiple myeloma at high risk of developing multiple myeloma.
◦argenx received approval from the Ministry of Health, Labour and Welfare in Japan for VYVDURA prefilled syringe for self-injection for the treatment of adult patients with generalized myasthenia gravis and adult patients with chronic inflammatory demyelinating polyneuropathy.
◦Janssen announced the FDA approved DARZALEX FASPRO (daratumumab and hyaluronidase-fihj) co-formulated with ENHANZE, as single treatment of adult patients with high-risk smoldering multiple myeloma.
◦Janssen received approval from the FDA for RYBREVANT FASPRO (amivantamab and hyaluronidase-lpuj) for the treatment of patients with epidermal growth factor receptor-mutated locally advanced or metastatic non-small cell lung cancer.
◦Janssen received approval from the National Medical Products Administration in China for RYBREVANT FASPRO for the first-line treatment of adult patients with advanced non-small cell lung cancer.
◦Janssen received approval from the Ministry of Health, Labour and Welfare in Japan for RYBROFAZ for the first-line treatment of adult patients with advanced non-small cell lung cancer.

•ENHANZE® Partner Clinical Advancements
◦Acumen announced top-line results from a Phase 1 study of sabirnetug (ACU193) with ENHANZE comparing the pharmacokinetics between SC and IV administrations in healthy volunteers that demonstrated weekly SC administration of sabirnetug was well-tolerated with systematic exposure supporting further clinical development.
◦argenx initiated a Phase 1 study to evaluate ARGX-213 with ENHANZE.
◦argenx’s ARGX-121 Phase 1 program was expanded to include an SC-arm evaluating ARGX-121 with ENHANZE in healthy adults.
2025 CEO Compensation
In 2025, the total target annual cash compensation for our CEO, Dr. Helen I. Torley, was $1,900,000 ($1,000,000 in base salary plus $900,000 in target annual cash incentive opportunity). Dr. Torley’s base salary was increased for 2025 by 4.2% as a result of the Compensation Committee’s assessment of her contribution to Halozyme’s performance during 2024 and its review of base salary paid to other peer group CEOs. See Competitive Peer Group below. Dr. Torley’s target annual cash incentive opportunity for 2025 (assuming achievement of the corporate goals at 100%) was 90% of her base salary, which was the same percentage of her base salary as her target annual cash incentive opportunity for 2024. The Compensation Committee believes this target annual cash incentive was appropriate based on her level of experience, the Compensation Committee’s review of the annual cash incentive target for other peer group CEOs, and the Compensation Committee’s belief that significant portions of total annual cash compensation should be tied to achievement of specified goals. As discussed in more detail below in this CD&A, the annual cash incentive earned by Dr. Torley for

2025 was $1,147,500 which represents approximately 127.50% of her target annual cash incentive opportunity. As CEO, Dr. Torley is the only NEO whose annual cash incentive is determined solely based on the performance of the Company.
Dr. Torley also received an LTI award during 2025 that had a grant date fair value of approximately $11,000,000, comprising the most significant element of her 2025 compensation opportunity. This award was granted based on the Compensation Committee’s assessment of her contribution to Halozyme’s performance during 2024, its review of LTI compensation paid to other peer group CEOs and the desire to link a significant portion of her compensation opportunity to Halozyme’s long-term performance. The LTI award comprised of a mix of 50% PSUs (at target), 15% stock options and 35% time-vested RSUs for Dr. Torley, 2025 annual LTI award for our other NEOs comprised of the same mix to emphasize Halozyme’s long-term stock price performance and to promote retention. The PSUs granted to Dr. Torley and the other NEOs in 2025 cliff vest after three years. One-half of the PSUs vest based on our relative total shareholder return (“TSR”) measured against an applicable subset of companies in the NASDAQ Biotechnology Index over a three-year performance period and the remaining one-half of the PSUs vest based on new collaboration deals and nominations during 2025 as described in more detail under “LTI Compensation” below. The stock options have a maximum term of ten years and vest 25% on the one-year anniversary of the date of grant with the remaining 75% vesting monthly over the following three years, while RSUs vest in 25% annual installments over a four-year period following the grant date, in each case subject to continued employment.
2025 One-Time CEO Performance-Based Equity Award
    On December 9, 2025, following an extensive evaluation of Dr. Torley’s compensation, supported by its independent compensation consultant, the Compensation Committee approved a one-time PSU grant to Dr. Torley to retain her through the next stage of the Company’s growth. The grant is 100% performance-based with a target grant-date fair value of $10 million and can only be earned for significant shareholder value creation.
Background
Dr. Torley has served as Halozyme’s CEO since January 2014, over which time the Company has experienced significant growth, with total revenues increasing from $55 million in 2013 to nearly $1.40 billion in 2025 (+2445%) and market capitalization increasing from $1.72 billion as of December 31, 2013 to $7.93 billion as of December 31, 2025 (+361%). This is the first time that Halozyme has granted such an award to Dr. Torley and underscores the Compensation Committee’s view of the importance of Dr. Torley’s leadership in the execution of our growth-oriented strategy over the next several years.
While the Board believes that it has a strong executive succession plan in place, the Committee, in consultation with the other independent Board members, believes that retaining and appropriately incentivizing Dr. Torley is key to driving growth and profitability during this inflection point for the Company.
Award Size and Structure
Prior to providing the award, the Compensation Committee met multiple times over the preceding three months to discuss the potential need and terms of any such award, including with its independent compensation consultant, FW Cook. The one-time award is entirely in the form of at-risk PSUs, with a target grant-date fair value of $10 million, with the opportunity to be earned from 0%-to-200% of target.
The award is realizable only if the Company achieves highly ambitious stock price goals that would, based on recent common shares outstanding amounts, translate into Halozyme’s market cap growing to $20 billion over the next four years. Core features of the PSU award include the following:
•Vesting requires ambitious stock-price growth. The PSU grant does not vest or realize any value unless and until we achieve and sustain ambitious stock price goals within a four-year period. Only as we achieve each goal, does our CEO become eligible to vest in the shares allocated to that goal, as detailed below:
◦50% of target shares vest if the Company’s stock price reaches $115 – an 86% increase over the Company’s stock price on grant date;
◦100% of target shares vest if the Company’s stock price reaches $130 – a 110% increase over the Company’s stock price on grant date;
◦150% of target shares vest if the Company’s stock price reaches $145 – a 134% increase over the Company’s stock price on grant date;
◦200% of target shares vest if the Company’s stock price reaches $170 – a 175% increase over the Company’s stock price on grant date;
◦No linear interpolation for performance between hurdles.

•Goal achievement requires sustained stock price performance. It is not enough for our stock price to briefly reach the targets listed above. Each target price must be sustained on average for 20 consecutive trading days in order for shares to be eligible to vest. The stock price hurdles are dividend-adjusted (i.e., incorporate the value of reinvested dividends).

•Long-term, multi-year award. The one-time CEO award also has a time-based vesting requirement based upon Dr. Torley’s continued employment with the Company such that any shares eligible to vest based on our stock price during the four-year performance period would not vest until the fourth anniversary of grant, subject to Dr. Torley’s employment through that date. The Compensation Committee believes this structure further promotes the alignment of Dr. Torley’s compensation with significant long-term shareholder value creation. Although we are required to show the upfront full grant date fair value of the PSU award in the Summary Compensation Table on page 39, the PSUs will not vest unless the Company’s stock price meaningfully increases as described above.
Termination Provisions
In the event that Dr. Torley’s employment is terminated by the Company for Cause, Dr. Torley voluntarily resigns without Good Reason, or Dr. Torley retires prior to the vesting date, all unvested PSUs subject to the award will be forfeited.
Upon termination of Dr. Torley’s employment by the Company without Cause or a resignation by Dr. Torley for Good Reason, the PSUs subject to the award will remain outstanding and eligible to vest during the original four-year measurement period to the extent the applicable stock prices are achieved during that period, but (other than in the case of a termination of Dr. Torley’s employment by the Company without Cause that occurs within three months prior to a change in control of the Company) the vesting level will be pro-rated based on the portion of the four-year measurement period worked.
Upon Dr. Torley’s death or total disability, the award will vest as to the greater of (1) the target number of PSUs subject to the award or (2) the portion of the award eligible to vest based on actual stock performance prior to Dr. Torley’s death or disability and allowing the vesting percentage to be determined on a linear basis between points for a stock price that falls between two stock price hurdles above.
In connection with a change in control of the Company, the portion of the award eligible to vest will be the greater of (1) the portion eligible to vest based on attainment of any applicable stock price hurdles prior to the change in control, or (2) the portion of the award eligible to vest when applying the price per share of Company common stock in the change in control transaction to the stock price hurdles above and allowing the vesting percentage to be determined on a linear basis between points for a stock price that falls between two stock price hurdles above. The number of PSUs eligible to vest after giving effect to that performance determination will continue to be subject to the four-year cliff vesting schedule so long as the class of equity securities subject to the award is publicly traded, but vesting will be accelerated in full if the Company terminates Dr. Torley’s employment without Cause, should Dr. Torley resign for Good Reason or should Dr. Torley’s employment terminate due to her death or disability, following the change in control transaction.

Halozyme’s Executive Compensation Program
The principal elements of our executive compensation program are base salary, an annual cash incentive opportunity and an annual LTI award opportunity. The LTI awards for 2025 consisted of stock options, RSUs and PSUs.

	What We Do		What We Do Not Do

✓	Pay annual bonus based on the achievement of Company financial and strategic goals, and in the case of NEOs other than the CEO, individual performance, and contribution in achieving those goals	×	No guaranteed annual bonus payouts
✓	Grant PSUs as significant portion of annual LTI awards for all executive officers	×	No severance payments or benefits for executives who voluntarily terminate their employment
✓	Cap the annual bonus plan payout	×	No buyback of stock awards or repricing of stock options without shareholder approval
✓	Prohibit executive officer hedging and pledging of Company stock	×	No executive single-trigger change in control benefits
✓	Maintain an executive officer recoupment (“claw back”) policy for accounting restatements	×	No material perquisites
✓	Maintain robust stock ownership and retention guidelines for all executive officers	×	No supplemental executive benefits
✓	Conduct an annual comprehensive compensation program risk assessment	×	No tax gross-ups in ongoing compensation arrangements
Detailed Discussion and Analysis
This CD&A describes the material elements of 2025 compensation for our NEOs.
The Compensation Committee makes all decisions relative to the compensation of all executive officers (including the CEO). Except as otherwise noted in this CD&A, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment. Additional details regarding the role and responsibilities of the Compensation Committee are provided below.
Executive Total Rewards Philosophy
The Compensation Committee periodically reviews its total rewards philosophy for executive officers to confirm our programs continue to meet the objectives of:
•supporting Halozyme’s short- and long-term business strategy,
•anchoring to market-based principles and being tailored to Halozyme’s culture, and
•aligning the interests of the executive officers with the long-term interests of Halozyme stockholders.

The 2025 compensation for our NEOs consisted of three primary elements, each having a specific purpose as described below:

Compensation Element	Purpose
Base Salary	• Provides a fixed amount of cash compensation for services rendered based on individual performance, job scope, experience and competitive market for talent
Annual Cash Incentive	• Motivates and rewards fiscal year contribution to company performance against pre-established financial and operational goals and objectives
Long-term Incentives
• Align compensation with the creation of stockholder value (as the value of equity awards generally, and stock options in particular, depends on stock price) and, in the case of PSUs, the achievement of relative total shareholder return goals and other performance objectives we consider important to our long-term success
• Increase executive stock ownership and alignment with stockholder interests
• Serve as a key retention device

In addition, our NEOs are eligible to receive severance payments and benefits in connection with a qualifying termination of employment under our executive Change-in-Control Agreements and our severance policy for covered terminations unrelated to a change in control, each as described in more detail below. We also provide our NEOs with the same package of benefits that are provided to substantially all our full-time employees, including Company matching contributions to a 401(k) plan, health insurance, group term life insurance, and disability income insurance. From time to time, we may also provide relocation assistance in connection with the recruitment of an employee with needed skills and experience. No material perquisites or supplemental executive benefits were provided to our NEOs in 2025.
As shown below, the majority of our NEOs’ target total direct compensation for 2025 (base salary, target annual cash incentive, and LTI awards, taken into account at their fair value on the grant date) was variable (target annual cash incentive and LTI awards), with the single largest component (LTI awards) based on Halozyme’s stock price performance.

Base Salary
The Compensation Committee determines base salaries for NEOs each year based upon the following factors (with no specific weight applied to each factor):
•the scope and complexity of the NEO’s responsibilities,
•a review of external market practices (a more detailed description of the methodology used to assess external market practices is provided below),
•the NEO’s experience,
•internal pay equity, and
•the CEO’s evaluation of the NEO’s performance and contribution to the short- and long-term success of Halozyme (in the case of the CEO, the evaluation is done in executive session by the Compensation Committee with input from the other independent members of the Board of Directors).
As reflected in the table below, 2025 annual base salary levels were increased by 4.2% for the CEO, and between 2.0% and 6.9% for the other NEOs. The base salary increases for our NEOs were approved by the Compensation Committee after taking into account the base salaries paid to peer group executives holding similar positions and other factors described above.

Executive Officer	2024 Base Salary ($)	2025 Base Salary ($)	% Increase
Helen I. Torley	960,000	1,000,000	4.2%
Nicole LaBrosse	568,188	604,188	6.3%
Mark Snyder	579,000	619,000	6.9%
Cortney Caudill	530,000	600,000	13.2%
Michael J. LaBarre	556,200	567,200	2.0%
Annual Cash Incentive
NEOs participate each year in the Employee Bonus Plan (“EBP”). The actual cash incentive paid to each NEO with respect to 2025 was determined based on each NEO’s target annual cash incentive opportunity and the performance of Halozyme as measured by the level of achievement of ten metrics (together, “Corporate Performance”), of which three are tied to financial performance and have a combined 70% weighting, four are tied to operational performance and have a combined 15% weighting, and three are tied to long-term value creation goals and have a combined 15% weighting. As CEO, Dr. Torley is responsible for overall corporate performance, and accordingly, her EBP incentive opportunity is based entirely on the attainment of objective, pre-established Corporate Performance goals without applying an individual performance adjustment. For the other NEOs, the Compensation Committee may modify final payouts based on individual performance during the year relative to the level of achievement of personal goals (“Individual Performance Factor”), and the NEO must achieve at least 60% of his/her individual performance objectives in order to be eligible for a cash incentive payment. In all events, an NEO’s total payout cannot exceed two times the target cash annual incentive opportunity for the NEO.
The Compensation Committee sets each NEO’s target annual cash incentive opportunity as a percentage of the NEO’s base salary, taking into account the same factors as are considered in NEO base salary determinations. As shown in the chart below, Ms. Caudill’s target percentage was set at 50% of her base salary in connection with her appointment as Chief Operating Officer and no changes were made to target annual cash incentive opportunities for the other NEOs in 2025 (also reflected as a percentage of base salary). For the purposes of calculating the Chief Operating Officer bonus, the target bonus for each part of the year was prorated based on role.

Executive Officer	2024 Target Bonus (% Salary)	2025 Target Bonus (% Salary)	2025 Target Bonus ($)
Helen I. Torley	90%	90%	900,000
Nicole LaBrosse	50%	50%	302,094
Mark Snyder	50%	50%	309,500
Cortney Caudill	50%	50%	300,000
Michael J. LaBarre	50%	50%	283,600

Corporate Performance. Corporate goals were established by the Compensation Committee (with input from the full Board of Directors) to tie the compensation of our NEOs to the Company’s achievement of annual operating objectives that were viewed as long-term drivers of sustainable value creation. EBP funding ranges between 0% and 200% for each of the ten goals across the three performance categories. The Board of Directors approved the threshold, target, and maximum goals/level of performance for each metric.
The 2025 EBP framework was comprised of three Corporate Performance categories, each with its own goals: (i) achievement of key financial and strategic objectives (weighted 70% of the overall incentive opportunity, with three component performance goals), (ii) operational effectiveness and efficiency (weighted 15% of the overall incentive opportunity, with four component performance goals), and (iii) long-term value and revenue creation (weighted 15% of the overall incentive opportunity, with three component performance goals). The specific Corporate Performance goals in each category and their individual weightings are identified in the table below. Goals related to artificial intelligence initiatives, completing process performance qualification batches for API, advancing preparedness for implementing a new enterprise resource planning system, and signing a new commercial supply agreement were included in the framework in 2025 aligning company focus on attainment of these goals. We again used growth in revenues and Adjusted EBITDA as financial performance measures under the 2025 EBP because they are common metrics used to measure performance and widely understood by investors.
The Compensation Committee is responsible for certifying actual performance relative to the Corporate Performance goals under the EBP following completion of the fiscal year. After reviewing the Company’s performance results in 2025, the Compensation Committee determined the Corporate Performance factor under the 2025 EBP was achieved at 127.5% of the targeted level for the

NEOs. The table below includes all the 2025 EBP Corporate Performance goals that were achieved at “threshold” funding levels or above and shows the actual result for each metric that contributed to the 127.5% Corporate Performance factor.

Corporate Goal	Weight	Threshold 50%	Target 100%	Maximum 200%	Actual Result	EBP Funding
Financial
Total Revenue from Existing Sources	30%	$1,130M, minus new deals	$1,169M, minus $40M new deals	$1,210M, plus $25M new revenue and minus $40M new deals	$1,350M	60.0%
Adjusted EBITDA	20%	$755M	$797M	$830M, plus $25M New Revenue	$913M	40.0%
Operational Effectiveness and Efficiency
Demonstrate operational excellence through achievement of key performance metrics related to six Company functions	5%	4 of 6	5 of 6	6 of 6	Achieved 5 KPIs	5.0%
Demonstrate operational efficiencies by executing three artificial intelligence initiatives	5%	1 of 3	2 of 3	3 of 3	Executed 2 initiatives	5.0%
Achieve milestones in implementing enterprise resource planning system	2.5%	Complete planning phase by June 30	Complete design phase by September 30	Complete build phase by December 15	Completed Design phase on September 30	2.5%
Long-Term Value and Revenue Creation
Achieve new patent filings	5%	3	6	9	10	10.0%
Sign HVAI development agreement	5%	One by September 30	One by June 30	Two by December 30	Signed one on May 5th	5.0%
TOTAL CORPORATE PERFORMANCE FACTOR						127.5%
Individual Performance Factor. The Compensation Committee believes the actual payout to each NEO (other than for Dr. Torley whose payout, as noted above, is based entirely on the attainment of objective, pre-established corporate performance goals) should also reflect the executive’s:
•performance relative to individual goals and objectives established for the year,
•contribution toward achieving the Corporate Performance results, and
•demonstration of living Halozyme’s Leadership Attributes and Corporate Values during the year.
Weighing Ms. LaBrosse’s accomplishments and other factors, including a commitment to remain in role through March 30, 2026, the Compensation Committee supported the CEO’s recommendation and awarded her an individual performance factor of 120%. The Compensation Committee noted that:

•In 2025 Ms. LaBrosse led the execution of two complex financial transactions; extending and increasing our debt facility, and completing the sale of $1.5 billion in aggregate principal amount of convertible senior notes. She also oversaw the return of approximately $342.3 million in capital to stockholders through the completion of a share repurchase program. In addition, Ms. LaBrosse played a key role in the financing and closing of two acquisitions and led the successful integration efforts that ensured each transaction was completed smoothly and positioned to deliver strategic value.
Weighing Mr. Snyder’s accomplishments and other factors, the Compensation Committee supported the CEO’s recommendation and awarded him an individual performance factor of 100%. The Compensation Committee noted that:
•Mr. Snyder played a key role in the negotiation and execution of two merger agreements that resulted in Halozyme acquiring two drug delivery technology companies in 2025. He oversaw the expansion of Halozyme’s patent portfolios with the filing of multiple new patents related to Halozyme technologies. In 2025, under Mr. Snyder’s leadership, Halozyme has pursued the infringement of Halozyme’s patents by Merck and was awarded a preliminary injunction in Germany, preventing Merck from launching Keytruda SC in Germany.
Weighing Ms. Caudill’s accomplishments and other factors, the Compensation Committee supported the CEO’s recommendation and awarded her an individual performance factor of 100%. The Compensation Committee noted that:
•Ms. Caudill led the successful execution of multiple aspects of Halozyme’s operational plan including assuring the manufacture and release of drug product and devices to support Halozyme and our partners’ product sales. In addition, she oversaw the execution of a new global commercial license and supply agreement with Viatris for Halozyme’s Small Volume Autoinjector and execution of a collaboration and license agreement with Skye Biosciences for the development of SC formulations of their drugs.
As a result of his retirement in March 2025, Mr. LaBarre was not eligible for and did not receive a cash incentive award.
The table below illustrates the 2025 cash incentive calculation for each NEO based on the following formula (also reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table).

Named Executive Officer	Annualized Base Salary ($)	Target %	Annualized Target Amount ($)	Corporate Performance Factor	Individual Performance Factor	Final Payout ($)
Helen I. Torley (1)	1,000,000	90%	900,000	127.5%	N/A	1,147,500
Nicole LaBrosse	604,188	50%	302,094	127.5%	120%	462,204
Mark Snyder	619,000	50%	309,500	127.5%	100%	394,613
Cortney Caudill(2)	600,000	50%	300,000	127.5%	100%	382,500
Michael J. LaBarre(3)	567,200	50%	283,600	127.5%	—%	—
________________

(1)As noted above, Dr. Torley’s payout is based entirely on the attainment of objective, pre-established corporate performance goals without applying an individual performance factor.
(2)Ms. Caudill was promoted to Chief Operating Officer on October 1, 2025. Her 2025 bonus was prorated to reflect her service as Chief Operations Officer prior to her promotion and service as Chief Operating Officer starting on October 1, 2025.
(3)Mr. LaBarre retired from the Company on March 17, 2025 and was not eligible for payout under the 2025 EBP.
LTI Compensation
All grants of LTI compensation are made under our stockholder-approved equity incentive plan. The Compensation Committee utilized three vehicles to deliver LTI awards to NEOs during 2025:

Stock Options are strongly aligned with stockholder interests because they deliver value to the NEO only if the value of our stock at the time of exercise exceeds the stock price on the day of grant. As a result, the Compensation Committee believes stock options encourage executives to focus on the decisions and behaviors required to support long-term sustainable increases in our stock price.
Time-vesting RSUs provide a counterbalance to the more uncertain value associated with stock options and PSUs while still maintaining alignment with the interests of our long-term stockholders, as the value of RSUs fluctuates (up or down) with changes in our stock price. As a result, the Compensation Committee believes time-vesting RSUs encourage executives to make decisions consistent with the long-term interests of our stockholders and help support retention.
Stock options and time-vesting RSUs granted to our NEOs in 2025 generally vest over a four-year period subject to continued employment.
PSUs help link our equity incentive program to achievement of specific performance goals established by the Compensation Committee. The Compensation Committee believes that the grant of PSUs furthers our executive compensation philosophy to tie achievement of company performance with executive compensation, aligns the interests of executive officers with our stockholders and encourages long-term performance.
The PSUs granted to the NEOs in 2025 are eligible to cliff vest after a three-year period following the grant date provided they are earned based achievement of the applicable performance goals. The NEOs were granted two types of PSU awards for 2025: PSUs that are eligible to vest based on our relative TSR over a three-year performance period (“Relative TSR PSUs”), and PSUs that are eligible to vest based on new collaboration deals and nominations during 2025 (“Deal/Nomination PSUs”).
Relative TSR PSUs. To determine the vesting of Relative TSR PSUs, our TSR performance is measured against the component companies of the NASDAQ Biotechnology Index (excluding companies that had not been listed or traded on a national securities exchange for at least three consecutive years as of October 31, 2024, those that had gross revenue of less than $100 million for the period of four consecutive calendar quarters ending with the last fiscal quarter for which there were publicly disclosed financial results as of October 31, 2024, and those that cease to be publicly-traded during the applicable performance period other than due to insolvency).
One-third of the target Relative TSR PSUs are earned based on performance over three discrete performance periods each beginning on the grant date of the awards, with the first ending December 31, 2025, the second ending December 31, 2026, and the third ending December 31, 2027, but only vest on the third anniversary of the grant date as described above. For purposes of these awards, TSR for Halozyme and the applicable subset of component companies is based on a 20-trading day average trading price beginning on the PSU grant date and a 20-trading day average trading price ending on the last day of the applicable performance period. Dividend equivalents, if any, will be accrued as additional stock units and delivered with earned shares at vesting. The potential vesting percentages for the 2025 Relative TSR PSUs, as determined for each performance period and to be applied to the target number of PSUs allocated to that performance period, are as follows (with the percentage determined by linear interpolation for performance between the 25th and 75th Relative TSR percentiles):

	Company TSR Relative to Comparison Group TSR for the Performance Period	Vesting Percentage
Maximum	75th Percentile or Higher	150%
Target	50th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	< 25th Percentile	0%
Relative TSR PSUs eligible to vest based on performance become vested on the third anniversary of the grant date of the award following certification of performance results and subject to continued employment through the vesting date. The three-year cliff vesting schedule serves as an additional retention incentive and incentive for stock price performance for the entire three-year period covered by the Relative TSR PSUs to support long-term alignment with our stockholders.
Relative TSR PSUs eligible to vest based on performance become vested on the third anniversary of the grant date following certification of performance results and subject to continued employment through the vesting date. The three-year cliff vesting schedule serves as an additional retention incentive and incentive for stock price performance for the entire three-year period covered by the Relative TSR PSUs to support long-term alignment with our stockholders.
Deal/Nomination PSUs. Performance for the Deal/Nomination PSUs is measured based on the number of “points credited” for new Company deals and nominations, with points earned based on the occurrence of the following events in 2025: (a) a new collaboration deal signed by the Company for SVAI (2.5ml or less excluding ENHANZE®) (an “SVAI Deal”), (b) a new collaboration deal signed by the Company to add high-volume auto-injector (“HVAI”) to an existing nominated target (a “HVAI Deal Added to Existing ENHANZE® Target”), (c) a new target nomination under an existing collaboration for any delivery offering by the Company

(SVAI, HVAI, or ENHANZE® only) (a “New Nomination”), and (d) a new collaboration deal signed by the Company for ENHANZE® on its own, or ENHANZE® with HVAI (a “New ENHANZE® +/- HVAI Deal”).
The total number of points credited for 2025 is then used to determine the number of Deal/Nomination PSUs earned, (earned percentage determined by linear interpolation if the number of points credited is between 5 and 20):

Deal/Nomination Points Credited for 2025	Shares Earned (as % Target)
Less than 5	0%
5	50%
10 (“target”)	100%
15	150%
20 or more	200%
Deal/Nomination PSUs eligible to vest based on performance become vested on the third anniversary of the grant date of the award, subject to continued employment through the vesting date. The three-year cliff vesting schedule serves as an additional retention incentive and incentive for stock price performance for the entire three-year period covered by the Deal/Nomination PSUs to support long-term alignment with our stockholders.
2025 Annual LTI Awards
For 2025, the Compensation Committee awarded annual LTI compensation for the NEOs based on the grant date value the Committee determined appropriate considering their assessment of annual equity award grants to peer group executives holding similar positions, and taking into account their assessment of the executive’s experience, expected contribution to the long-term success of the Company, and skill-set relative to industry peers at biopharmaceutical companies (with no specific weight applied to each factor). The Compensation Committee also determined that the annual award value for each NEO would be allocated 50% PSUs (at target), 15% in stock options and 35% in RSUs. Accordingly, the Compensation Committee awarded the following LTI values to our NEOs in 2025:

Name	Option Awards ($)	RSUs ($)	PSUs ($)	Total ($)
Helen I. Torley	1,650,000	3,850,000	15,500,000	21,000,000
Nicole LaBrosse	525,000	1,225,000	1,750,000	3,500,000
Mark Snyder	525,000	1,750,000	1,225,000	3,500,000
Cortney Caudill	262,500	612,500	875,000	1,750,000
Michael J. LaBarre	276,450	645,050	921,500	1,843,000
For each NEO, half the target PSU value was awarded in the form of Relative TSR PSUs and half the target PSU value was awarded in the form of Deal/Nomination PSUs. For each NEO, the LTI value allocated to an award was converted into a number of shares based on (i) in the case of RSUs and the target number of Deal/Nomination PSUs, the closing price of our stock on the grant date, and (ii) in the case of options and the target number of Relative TSR PSUs, the per-share fair value of the award on the grant date awards as determined under applicable accounting rules, and rounding up to a whole share. The grant date fair value of the options was determined using the Black-Scholes option valuation methodology. The grant date fair value of the Relative TSR PSUs was determined using a Monte Carlo simulation. Differences between the LTI values approved by the Compensation Committee, as shown above, and the actual grant date fair values of the awards as included in the executive compensation tables following the CD&A are due to the rounding of fractional share interests in accordance with the methodology approved by the Compensation Committee.
In connection with her appointment as Chief Operating Officer, Ms. Caudill received an additional one-time equity award with a grant date value of $500,000, delivered 50% in stock options and 50% in RSUs, each of which vests in accordance with the four-year vesting schedule applicable to options and RSUs granted to other NEOs in 2025, as described above. This award was granted to account for Ms. Caudill’s additional responsibilities as Chief Operating Officer and to better align her 2025 compensation in her new position with peer group executives in similar positions.
Pursuant to the terms of Mr. LaBarre’s award agreements, his outstanding and unvested LTI awards were forfeited upon his retirement.
PSU Award Vesting
The Compensation Committee has determined that, as to the one-third of the Relative TSR PSUs awarded in 2025 that correspond to a performance period ended December 31, 2025, 66.67% of such PSUs are eligible to vest based on our relative TSR measured against the applicable subset of component companies of the NASDAQ Biotechnology Index for that period (our TSR for that period was 8.90% and this placed us at the 33rd percentile against the comparison group of companies for that period). In addition, the

Compensation Committee determined that, as to the Deal/Nomination PSUs awarded in 2025, seven new nominations had occurred during 2025, resulting in 17.5 points being credited for such deals and nominations as described above and, accordingly, that 175% of such PSUs are eligible to vest. The PSUs subject to each of these Relative TSR PSU and Deal/Nomination PSU awards remain unvested, with vesting subject to continued employment through the third anniversary of the grant date of the awards.
We awarded PSUs to each of the NEOs in 2023 and 2024 that are similar to the Relative TSR PSUs awarded in 2025 described above. The Compensation Committee has determined that, as to the one-third of the PSUs awarded in 2023 that correspond to a three-year performance period ended December 31, 2025, 122.89% of such PSUs are eligible to vest based on our relative TSR measured against the applicable subset of component companies of the NASDAQ Biotechnology Index for that period (our TSR for that period was 43.20% and this placed us at the 43rd percentile against the comparison group of companies for that period). The PSUs vested on the third anniversary of the grant date of the awards. The Compensation Committee has also determined that, as to the one-third of the PSUs awarded in 2024 that correspond to a two-year performance period ended December 31, 2025, 140.91% of such PSUs are eligible to vest based on our relative TSR measured against the applicable subset of component companies of the NASDAQ Biotechnology Index for that period (our TSR for that period was 60.10% and this placed us at the 70th percentile against the comparison group of companies for that period). These PSUs remain unvested, with vesting subject to continued employment through the third anniversary of the grant date of the awards.
With the addition of two licensable drug delivery technologies in 2025 the performance thresholds for >100% attainment were increased reflecting the increased opportunity and expectation. All other aspects of the program remain unchanged.

Performance Level	Total Unis Earned	% Target PSUs Attained
Threshold	5	50%
Target	10	100%
	Increase from 15 to target of 19	150%
Maximum	Increase from 20 to target of 24	200%

Competitive Peer Group
The Compensation Committee annually selects a group of peer companies against which Halozyme benchmarks the competitiveness of executive pay levels and program design (referred to in this CD&A as our “peer group” or “peer companies”). The peer group companies are identified based upon the Compensation Committee’s assessment of each company’s similarity with Halozyme with respect to science/business model, revenue, and market capitalization. The peer group is reviewed annually by the Compensation Committee.
For 2025 compensation decisions, the Compensation Committee utilized proxy data from the following companies, listed below. The Compensation Committee’s objective in selecting this peer group was to include a group of similar-sized public companies in the life sciences sector, with an emphasis on pharmaceutical and biotechnology companies with commercialized products. Targeted companies generally had revenues and market capitalization between 0.25x to 4.0x Halozyme’s size at the time of the analysis with Halozyme near the median on both measures.

2025 Peer Group
Acadia Pharmaceuticals Alkermes Amicus Therapeutics Apellis Pharmaceuticals BeiGene BioMarin Pharmaceutical	Blueprint Medicines Denali Therapeutics Exelixis Insmed Intra-Cellular Therapeutics Ionis Pharmaceuticals Ironwood Pharmaceuticals	Neurocrine Biosciences PTC Therapeutics Sarepta Therapeutics Ultragenyx Pharmaceuticals United Therapeutics

The following changes to the peer group were made for 2025:
•Apellis Pharmaceuticals, Denali Therapeutics, and Intra-Cellular Therapeutics were added to the group based on the Compensation Committee’s assessment of the criteria noted above.
•Alnylam Pharmaceuticals and Ligand Pharmaceuticals were removed from the group based on the Compensation Committee’s assessment that it no longer met the defined size.

Independent Compensation Consultant
The Compensation Committee retains F.W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant to provide advice and counsel on matters related to our executive and non-employee director compensation program and FW Cook provides no other services to Halozyme. In 2025, FW Cook provided recommendations regarding the composition and selection of Halozyme’s peer group companies to be used with respect to 2025 and 2026 executive compensation decisions, performed a review of compensation levels and practices for similar executive positions at the peer group companies, advised regarding the compensation mix and levels for the NEOs, advised on the design and implementation of our annual LTI awards, reported on executive compensation trends and developments, advised on the special one-time PSU award for our CEO, and advised on the compensation arrangements for our non-employee directors. FW Cook reports directly to the Compensation Committee and regularly attends meetings of the Compensation Committee, as requested. The Compensation Committee assessed the independence of FW Cook pursuant to applicable rules and regulations of the SEC and NASDAQ and concluded that the engagement of FW Cook did not raise any conflicts of interest during fiscal 2025 and currently does not raise any conflicts of interest.
Compensation Risk Assessment
Our Compensation Committee, with assistance from its independent compensation consultant and with input from members of management, annually reviews our compensation programs, policies and practices to determine whether they encourage risk-taking that could have a material adverse effect on the Company. As part of this review, the Company evaluates the primary components of its compensation programs to identify whether those components properly balance compensation opportunities and risk. Our Compensation Committee considers various factors, including the following:
•The Company’s pay philosophy provides an effective balance in cash and equity award mix, short- and long-term performance periods, financial and non-financial performance, formulas and discretion.
•The Company’s compensation programs include an appropriate mix of short- and long-term goals and incentives.
•The Compensation Committee has the discretion to make positive and negative adjustments to payouts under the Company’s compensation plans.
•Policies are in place to manage or mitigate risk, such as stock ownership guidelines, vesting periods on equity awards, insider-trading prohibitions that also restrict hedging and pledging, recoupment policy and provisions, and independent Compensation Committee oversight.
•The Company’s design and oversight principles also apply to its broad-based employee compensation plans.
Based on this review and with input from its independent compensation consultant, the Compensation Committee concluded that the risks arising from the Company’s compensation programs, policies and practices, for both our executive officers and our other employees, are not reasonably likely to have a material adverse effect on Halozyme.

Other Compensation Matters
Stock Ownership and Retention Guidelines
We maintain stock ownership guidelines for our executive officers which stipulate that the CEO is required to own shares of Halozyme common stock with value equal to no less than six times the CEO’s current base salary and that all other executive officers are required to own shares of Halozyme common stock with value equal to no less than two times the officer’s current base salary. Certain other officers designated by the Compensation Committee are expected to own shares of Halozyme common stock with value no less than one times the officer’s current base salary. Each executive officer is expected to comply with the guidelines within five years of appointment as an executive officer, and has three years to comply with any incremental ownership required as a result of a promotion or other increase in applicable ownership multiple. Share ownership that counts for purposes of satisfying the applicable guideline level of ownership includes fully-owned shares (including shares held in trust and by immediate family members), vested but deferred shares, shares held in retirement accounts, and unvested stock units that are subject to time-based vesting only. Stock units subject to unsatisfied performance-based vesting conditions and unexercised stock options are not counted when evaluating compliance. Each executive officer is required to: (i) hold at least 50% of all net shares (after shares withheld or sold to pay tax obligations) of RSUs and PSUs that vest; and (ii) hold at least 50% of the underlying net gain (i.e., not including shares sold to pay the exercise price or to satisfy tax obligations) in shares of the Company’s common stock as a result of stock option exercises, until the executive officer comes into compliance with the stock ownership guidelines. The Compensation Committee annually reviews the progress executive officers are making toward achieving compliance with these guidelines and has determined that all of our NEOs have achieved their specific ownership levels as of February 1, 2025.
Equity Award Grant Practices

During fiscal year 2025, no stock options were granted to the NEOs in the period beginning four business days before and ending one business day after the filing or furnishing of any Form 10-Q, Form 10-K or Form 8-K that disclosed material nonpublic information.
The Compensation Committee’s practice is to grant annual equity awards to executive officers at its first meeting in February each year, which is generally scheduled well in advance. The Compensation Committee also retains discretion to grant other equity awards from time to time when and as Compensation Committee may determine to be appropriate.
However, the timing of the grant of a Company equity award may be changed to satisfy the Company’s policy on the timing of equity award grants. The Company’s policy on the timing of equity award grants generally provides that if the Company files its Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, or a Current Report on Form 8-K that contains information that would (but for such public disclosure) be material nonpublic information in respect of the Company with the Securities and Exchange Commission (any such filing by the Company with the Securities and Exchange Commission, a “Disclosure Event”) on, or on the business day immediately preceding, the intended date of grant of an equity award, the date of grant of such award will (unless otherwise provided by the Compensation Committee) be the second full trading day following the Disclosure Event. In addition, the policy generally provides that if, on the date of grant of an equity award, the Compensation Committee believes that the Company will have a Disclosure Event within the following four full business days, the date of grant of the award will (unless otherwise provided by the Compensation Committee) occur on the second full trading day following the Disclosure Event. Any equity awards approved pursuant to any delegated authority to approve equity award grants and other than by the Compensation Committee are generally subject to these same timing provisions. Equity awards granted to members of the Board of Directors are generally made on the date of the Annual Meeting in accordance with our non-employee director compensation program are not subject to these timing provisions.
Material nonpublic information is not taken into account in determining the timing and terms of equity award grants and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Change in Control Agreements
We have entered into Change in Control Agreements with our executive officers. We believe that the occurrence or potential occurrence of a change in control transaction creates uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions are common in our industry and often result in significant organizational changes, particularly at the senior executive level. We provide additional severance protections under the Change in Control Agreements to help ensure that executives can objectively evaluate change in control transactions that may be in the best interest of stockholders despite the potential negative consequences such transactions may have on them personally and to encourage executives to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain.

Non-Change in Control Severance Policy
The Compensation Committee has approved a Company-wide severance policy, outside of a change in control context, that is also applicable to our executive officers. We believe that such severance protections are only appropriate in the event an executive is involuntarily terminated without cause and that these severance benefits are appropriate in light of severance protections available to executives at our peer group companies, and are an important component of each executive’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections. Despite the establishment of the severance policy, however, the Board of Directors or Compensation Committee retains the right to amend, alter or terminate the severance policy at any time.
Incentive Compensation Recoupment (“Clawback Policy”)
In accordance with SEC and NASDAQ requirements, the Board has adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies, we will seek to recover compensation that is awarded to an executive officer based on the Company’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.
Hedging and Pledging Restrictions
The Company’s Insider Trading Policy prohibits the pledging of Company securities as collateral and entering into transactions to hedge the value of Company securities owned by executives subject to the policy. Under the policy all directors and employees (including officers), or their designees, are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Halozyme’s equity securities that are either (i) granted to the employee or director by Halozyme as part of the compensation of the employee or director or (ii) held, directly or indirectly, by the employee or director.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and certain current and former executive officers. As a result, we expect that compensation paid per year to our NEOs and certain former executive officers in excess of $1 million generally will not be deductible, subject to limited exceptions. The Compensation Committee generally seeks to preserve tax deductions for executive compensation where available but may make compensation decisions based on other factors when it believes doing so is in the best interest of the Company and its stockholders.
Compensation Committee Report
We, the Compensation Committee of the Board of Directors of Halozyme Therapeutics, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE

Bernadette Connaughton (Chair)
Barbara Duncan
Mahesh Krishnan

2025 Summary Compensation Table
The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2025, 2024 and 2023 by each individual who acted as our principal executive officer, our principal financial officer, and our other most highly compensated executive officers during the fiscal year ended December 31, 2025.

2025 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Helen I. Torley	2025	1,000,000	—	19,350,145	1,650,014	1,147,500	18,564	23,166,223
President and Chief Executive Officer	2024	960,000	—	8,840,059	1,560,006	1,363,392	17,964	12,741,421
	2023	920,000	—	6,200,011	3,800,007	883,476	17,364	11,820,858

Nicole LaBrosse	2025	604,188	—	2,975,129	525,004	462,203	12,290	4,578,814
Senior Vice President, Chief Financial Officer	2024	568,188	—	2,635,082	465,006	537,960	12,040	4,218,276
	2023	546,188	—	1,800,055	1,200,001	291,391	11,784	3,849,419

Mark Snyder	2025	619,000	—	2,975,129	525,004	394,613	17,822	4,531,568
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	2024	579,000	—	3,762,579	487,517	548,197	17,572	5,394,865
	2023	546,000	—	1,620,053	1,080,003	349,549	17,322	3,612,927

Cortney Caudill(6)	2025	561,000	—	1,737,646	512,535	382,500	9,225	3,202,906
Senior Vice President, Chief Operating Officer

Michael J. LaBarre(7)	2025	120,315	—	1,566,640	276,450	—	90,237	2,053,642
Former Senior Vice President, Chief Technical Officer	2024	556,200	—	1,870,112	330,010	263,305	18,814	3,038,441
	2023	538,200		1,440,042	960,005	287,130	18,564	3,243,941
________________
(1)This column represents the grant date fair value of stock awards granted to the NEOs in fiscal years 2025, 2024 and 2023, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 9 of the Notes to Consolidated Financial Statements, filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 18, 2026. Stock awards granted to executive officers consist of RSUs and PSUs. A portion of the amounts reported in this column for each NEO for each fiscal year reflect the grant-date fair value of PSUs granted to the executives during that fiscal year. In accordance with applicable SEC rules, these amounts were determined based on the probable outcome (determined as of the date of grant of the awards) of the performance-based conditions applicable to the awards. For these purposes, the grant date fair value for the Deal/Nomination PSU awards granted to each of the NEOs was determined based on the “target” vesting level applicable to the award (which we considered to be the probable outcome as of the date of grant of the awards) and the grant date fair value for the Relative TSR PSU awards granted to each of the NEOs was determined based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of the date of grant of the awards. The significant assumptions used in the Monte Carlo simulation pricing model were as follows:

	2025	2024	2023
Expected volatility	40.03%-41.42%	40.08%	39.38%
Risk-free interest rate	3.64%-4.18%	4.28%	4.27%
Expected dividend yield	—	—	—

The following table presents the aggregate grant-date fair value of these performance-based awards granted in fiscal years 2025, 2024 and 2023 included in the “Stock Awards” column for those years and the aggregate grant-date fair value of these awards assuming that the highest level of performance conditions was achieved.

	Aggregate Grant Date Fair Value of Performance Awards (Fiscal 2025)		Aggregate Grant Date Fair Value of Performance Awards (Fiscal 2024)		Aggregate Grant Date Fair Value of Performance Awards (Fiscal 2023)
Name	Based on Probable Outcome as of the Grant Date ($)	Based on Maximum Performance ($)	Based on Probable Outcome as of the Grant Date ($)	Based on Maximum Performance ($)	Based on Probable Outcome as of the Grant Date ($)	Based on Maximum Performance ($)
Helen I. Torley	15,500,114	29,625,205	5,200,043	9,100,073	2,875,010	4,312,515
Nicole LaBrosse	1,750,106	3,062,685	1,550,062	2,712,603	750,028	1,125,043
Mark Snyder	1,750,106	3,062,685	1,625,071	2,843,875	675,049	1,012,574
Cortney Caudill	875,053	1,531,343	—	—	—	—
Michael J. LaBarre	921,589	1,612,781	1,100,081	1,925,138	600,011	900,016
(2)This column represents the grant date fair value of stock options granted to the NEOs in fiscal years 2025, 2024 and 2023, in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 9 of the Notes to Consolidated Financial Statements, filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 18, 2026.
(3)The amounts reported in the Summary Compensation Table for stock awards and option awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on stock price fluctuations and the NEO’s continued employment. The exact share amounts and the value of awards made to the NEOs in fiscal 2025, are available in the “2025 Grants of Plan-Based Awards” table below. Additional information on all outstanding awards is reflected in the “Outstanding Equity Awards” at December 31, 2025 table below.
(4)Performance-based bonuses are generally paid pursuant to our annual incentive plans and reported as Non-Equity Incentive Plan Compensation. The performance-based bonuses represent amounts earned during each respective fiscal year based on applicable performance levels for such fiscal year, regardless of whether part or all of such amounts were paid in a subsequent fiscal year. See “Annual Cash Incentive” discussion above for a summary of our EBP.
(5)The table below lists the amounts set forth in this column which consist of other compensation including (i) Company contributions to Halozyme Therapeutics, Inc. 401(k) plan, and (ii) Company payments for group term insurance premiums The amount listed for Dr. LaBarre also includes payment of paid time off accrued at the time at the time of his separation from employment.

Name	401(k) Plan Company Matching Contributions ($)	Payout of Accrued Paid Time Off ($)	Other Compensation ($)	Total ($)
Helen I. Torley	15,000	—	3,564	18,564
Nicole LaBrosse	11,750	—	540	12,290
Mark Snyder	15,500	—	2,322	17,822
Cortney Caudill	8,415	—	810	9,225
Michael J. LaBarre	17,375	71,971	891	90,237
(6)Ms. Caudill was appointed Senior Vice President, Chief Operating Officer of the Company on October 1, 2025. Prior to that, Ms. Caudill had served the Company as Senior Vice President, Chief Operations Officer since October 2023. In accordance with applicable SEC rules, only compensation information for 2025, the year in which Ms. Caudill first became a named executive officer of the Company, is included in the table above.
(7)Mr. LaBarre retired as Chief Technical Officer of the Company on March 17, 2025. Mr. LaBarre was not eligible to receive a payout under the 2025 EBP reflected in the “Non-Equity Incentive Compensation” column.

2025 Grants of Plan-Based Awards
The following table sets forth certain summary information with respect to plan-based awards granted during the fiscal year ended December 31, 2025 to our NEOs:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units(#) (3)	All Other Option Awards: Number of Securities Underlying Options(#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($) (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Helen I. Torley	n/a	—	900,000	1,800,000
	2/20/2025				20,088	40,176	60,264				2,750,047
	2/20/2025				23,939	47,877	95,754				2,750,055
	2/20/2025							67,027			3,850,031
	2/20/2025								71,038	57.44	1,650,014
	12/9/2025				82,761	165,522	331,044				10,000,012
Nicole LaBrosse	n/a	—	302,094	604,188
	2/20/2025				6,392	12,784	19,176				875,065
	2/20/2025				7,617	15,234	30,468				875,041
	2/20/2025							21,327			1,225,023
	2/20/2025								22,603	57.44	525,004
Mark Snyder	n/a	—	309,500	619,000
	2/20/2025				6,392	12,784	19,176				875,065
	2/20/2025				7,617	15,234	30,468				875,041
	2/20/2025							21,327			1,225,023
	2/20/2025								22,603	57.44	525,004
Cortney Caudill	n/a	—	300,000	600,000
	2/20/2025				3,196	6,392	9,588				437,532
	2/20/2025				3,809	7,617	15,234				437,520
	2/20/2025							10,664			612,540
	2/20/2025								11,302	57.44	262,514
	10/3/2025							3,625			250,053
	10/3/2025								9,031	68.98	250,021
Michael J. LaBarre	n/a	—	283,600	567,200
	2/20/2025				3,366	6,732	10,098				460,805
	2/20/2025				4,011	8,022	16,044				460,784
	2/20/2025							11,230			645,051
	2/20/2025								11,902	57.44	276,450
________________
(1)For a description of the elements of the annual incentive plan applicable to our NEOs, refer to “Compensation Discussion and Analysis - Elements of Executive Compensation for 2025” in this proxy statement. The actual amount of cash paid to each NEO pursuant to the incentive plan established for 2025 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”
(2)The annual PSU awards to our NEOs were granted on February 20, 2025. The first award listed under “Estimated Future Payouts Under Equity Incentive Plan Awards” for each NEO vests based on our relative TSR measured against the applicable subset of component companies in the NASDAQ Biotechnology Index over a three-year performance period, subject to the NEO’s continued employment through the third anniversary of the grant date. The second award listed under “Estimated Future Payouts Under Equity Incentive Plan Awards” for each NEO vests based on new collaboration deals and nominations during 2025, subject to the NEO’s continued employment through the third anniversary of the grant date. For more information on these awards, see “LTI Compensation” in the “Compensation Discussion and Analysis” above. Pursuant to the terms of his PSU award agreements, Dr. LaBarre’s unvested PSUs granted in 2025 were forfeited upon his retirement and are no longer eligible to vest. No PSUs granted to Mr. LaBarre in 2025 vested prior to his retirement. On December 9, 2025, Dr. Torley also received a one‑time performance‑based equity award. For additional information, see the description set forth in the CDA under the heading“2025 One‑Time CEO Performance‑Based Equity Award.”
(3)The annual RSU awards to our NEOs were granted on February 20, 2025. They vest one-fourth on each anniversary of the date of grant. Pursuant to the terms of his RSU award agreement, Dr. LaBarre’s unvested RSUs granted in 2025 were forfeited upon his retirement and are no longer eligible to vest. No RSUs granted to Mr. LaBarre in 2025 vested prior to his retirement. Ms. Caudill also received an RSU award on October 3, 2025 which was granted in connection with her appointment as Chief Operating Officer and vests in accordance with the schedule described above.
(4)The annual option awards to our NEOs were granted on February 20, 2025. They vest one-fourth on the first anniversary of the date of grant and then 1/48 of the shares monthly over the three-year period thereafter. Pursuant to the terms of his stock option award agreement, Dr. LaBarre’s unvested stock options granted in 2025 were terminated upon his retirement and are no longer eligible to vest. No options granted to Dr. LaBarre in 2025 vested prior to his retirement. Ms. Caudill also received an option award on October 3, 2025 which was granted in connection with her appointment as Chief Operating Officer and vests in accordance with the schedule described above.
(5)These amounts represent the grant date fair value of stock awards granted to our NEOs in fiscal year 2025 in accordance with the FASB ASC Topic 718. For information on the assumptions used in the accounting fair value computations, see footnotes (1) through (3) to the Summary Compensation Table above.

Outstanding Equity Awards at December 31, 2025
The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to our NEOs as of December 31, 2025:

Outstanding Equity Awards at December 31, 2025
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Helen I. Torley	2/22/2017	251,923	—	12.07	2/22/2027	—	—	—		—
	2/14/2018	201,552	—	18.41	2/14/2028	—	—	—		—
	2/12/2019	250,218	—	16.65	2/12/2029	—	—	—		—
	2/10/2020	266,051	—	19.98	2/10/2030	—	—	—		—
	2/15/2021	90,134	—	49.84	2/15/2031	—	—	—		—
	2/16/2022	246,335	10,711	34.36	2/16/2032	21,009	1,413,906	—		—
	2/16/2023	136,963	56,397	49.26	2/16/2033	33,749	2,271,308	51,171	(4)	3,443,808
	2/23/2024	42,625	50,377	40.56	2/23/2034	67,308	4,529,828	48,245	(5)	3,246,889
	2/23/2024							24,984	(6)	1,681,423
	2/23/2024							96,155	(7)	6,471,232
	2/20/2025	—	71,038	57.44	2/20/2035	67,027	4,510,917	8,929	(8)	600,922
	2/20/2025							17,858	(9)	1,201,843
	2/20/2025							83,785	(10)	5,638,731
	12/9/2025	—	—	—	—	—	—	—		—
Nicole LaBrosse	8/1/2017	812	—	12.49	8/1/2027	—	—	—		—
	2/14/2018	8,813	—	18.41	2/14/2028	—	—	—		—
	2/12/2019	10,597	—	16.65	2/12/2029	—	—	—		—
	2/10/2020	21,285	—	19.98	2/10/2030	—	—	—		—
	2/15/2021	12,951	—	49.84	2/15/2031	—	—	—		—
	2/16/2022	59,718	2,597	34.36	2/16/2032	5,093	342,759	—		—
	2/16/2023	43,250	17,811	49.26	2/16/2033	10,658	717,283	13,351	(4)	898,522
	2/23/2024	12,705	15,017	40.56	2/23/2034	20,063	1,350,240	14,383	(5)	967,976
	2/23/2024							7,448	(6)	501,250
	2/23/2024							28,662	(7)	1,928,953
	2/20/2025	—	22,603	57.44	2/20/2035	21,327	1,435,307	2,842	(8)	191,267
	2/20/2025							5,682	(9)	382,399
	2/20/2025							26,660	(10)	1,794,218
Mark Snyder	1/3/2022	81,409	1,733	41.06	1/3/2032	7,611	512,220	—		—
	2/16/2023	38,926	16,029	49.26	2/16/2033	9,592	645,542	12,016	(4)	808,677
	2/23/2024	13,321	15,743	40.56	2/23/2034	21,033	1,415,521	15,077	(5)	1,014,682
	2/23/2024							7,808	(6)	525,478
	2/23/2024							30,050	(7)	2,022,365
	6/12/2024	—	—	—	—	15,102	1,016,365	—		—
	2/20/2025	—	22,603	57.44	2/20/2035	21,327	1,435,307	2,842	(8)	191,267
	2/20/2025							5,682	(9)	382,399
	2/20/2025							26,660	(10)	1,794,218

Cortney Caudill	11/1/2023	46,470	42,754	33.51	11/1/2033	18,651	1,255,212	—		—
	2/23/2024	—	—	—	—	—	—	4,640	(5)	312,272
	2/23/2024							2,403	(6)	161,722
	2/23/2024							9,246	(7)	622,256
	2/20/2025	—	11,302	57.44	2/20/2035	10,664	717,687	1,421	(8)	95,633
	2/20/2025							2,842	(9)	191,267
	2/20/2025							13,330	(10)	897,109
	10/3/2025	—	9,031	68.98	10/3/2035	3,625	243,963	—		—
________________
(1)Each option grant vests at the rate of one-fourth of the underlying shares on the first anniversary of the date of grant and one-forty-eighth of the shares each month thereafter.
(2)Each RSU grant vests at the rate of one-fourth of the total number of stock units subject to the award on each of the first four anniversaries of the grant date. Reflects the number of outstanding and unvested RSUs subject to the award.
(3)Values are computed by multiplying the closing trading price of our common stock on NASDAQ on December 31, 2025, the last trading date in fiscal year 2025, of $67.30 by the number of shares or stock units, as applicable, set forth in this table.
(4)Represents the 2023 Relative TSR PSU awards corresponding to the performance periods ending in 2023, 2024 and 2025. Reflects the number of stock units subject to the awards that are eligible to vest on the third anniversary of the grant date based on actual performance for the completed performance periods.
(5)Represents the portions of the 2024 Relative TSR PSU awards corresponding to the performance periods ending in 2024 and 2025. Reflects the number of stock units subject to the awards that are eligible to vest on the third anniversary of the grant date based on actual performance for the completed performance periods.
(6)Represents the portions of the 2024 Relative TSR PSU awards corresponding to the performance period ending in 2026. Reflects the number of stock units (140.91% of the target number of stock units) corresponding to this portion of the award that are eligible to vest on the third anniversary of the grant date because, had the performance period ended at the end of 2025, the performance level would have exceeded the target level.
(7)These entries reflect the number of stock units subject to the 2024 Deal/Nomination PSU awards that are eligible to vest on the third anniversary of the grant date based on actual performance for the completed performance period (which was 2024).
(8)Represents the portion of the 2025 Relative TSR PSU awards corresponding to the performance period ending in 2025. Reflects the number of stock units subject to the awards that are eligible to vest on the third anniversary of the grant date based on actual performance for the completed performance period.
(9)Represents the portions of the 2025 Relative TSR PSU awards corresponding to the performance periods ending in 2026 and 2027. Reflects the number of stock units (66.67% of the target number of stock units) corresponding to this portion of the award that are eligible to vest on the third anniversary of the grant date because, had the performance period ended at the end of 2025, the performance level would have not achieved the target level.
(10)Represents the number of stock units subject to the 2025 Deal/Nomination PSU awards that are eligible to vest on the third anniversary of the grant date based on actual performance for the completed performance period (which was 2025).

Option Exercises and Stock Awards Vested
The following table sets forth certain information with respect to the exercise of stock options and vesting of stock awards by our NEOs during the fiscal year ended December 31, 2025:

Option Exercises and Stock Awards Vested During Fiscal Year 2025
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Helen I. Torley	376,569	21,424,774	145,222	8,452,875
Nicole LaBrosse	12,406	790,158	35,773	2,081,597
Mark Snyder	—	—	41,863	2,337,230
Cortney Caudill	—	—	9,326	607,962
Michael J. LaBarre	144,269	4,641,693	39,399	2,294,004
________________
(1)The value realized on exercise is based on the difference between the closing trading price of Halozyme common stock on the date of exercise and the exercise price of each option.
(2)The amounts in this column represent the number of RSU or PSU shares that vested. The actual number of shares issued was the number of shares vested reduced by the number of shares withheld to satisfy applicable tax withholding obligations.
(3)The value realized on vesting is based on the closing trading price of Halozyme common stock NASDAQ on the vest date.

Potential Payments Upon Termination or Change in Control
This section describes the benefits that may be provided to our NEOs upon certain terminations of their employment with the Company.
Termination Prior to Change in Control
Under our severance policy, if an executive officer’s employment is terminated by the Company without cause, the executive officer is entitled to receive cash severance equal to one times the executive officer’s then-current annual base salary (in the case of the CEO, one and one-half times the sum of (a) the CEO’s then-current base salary plus (b) the CEO’s target annual cash incentive amount), plus a pro-rated portion of the executive’s target annual cash incentive for the year of termination. Cash payments under the severance policy will normally be made in a lump sum payment, and will be conditioned upon the receipt of a release of claims from the executive officer. In addition to cash severance payments, the Company will also pay certain costs for the executive to continue healthcare coverage over the applicable severance period, and the executive’s vested options will remain exercisable for one year following the termination date (or, if earlier, until the expiration date of the option).
The PSU awards granted to our NEOs provide that if the executive’s employment is terminated by the Company without cause or by the executive for good reason and the executive provides a release of claims, any PSUs credited based on performance during a performance period that has already been completed will fully vest on the executive’s termination, and PSUs subject to a performance period that has not yet been completed will remain outstanding and eligible to vest based on performance during that period, subject to pro-ration to reflect the executive’s employment during the performance period. If the executive’s employment terminates due to the executive’s death or disability, any PSUs credited based on performance during a performance period that has already been completed will fully vest on the executive’s termination, and the target number of PSUs for the next performance period scheduled to be completed after the termination date will vest pro-rata based on the executive’s employment during that performance period.
The table below presents the benefits that would be provided to each of the NEOs assuming the NEO was terminated by us without cause (prior to a change in control of the Company) on December 31, 2025 and executed a release of claims in a form satisfactory to the Company:
2025 Potential Payments Upon Termination Without Cause Prior to Change in Control

Name	Lump Sum Severance Payment ($)	Post- Termination Healthcare ($)	Equity Awards ($) (1)	Total
Helen I. Torley	3,750,000	31,868	19,401,581	23,183,449
Nicole LaBrosse	906,282	36,879	5,780,935	6,724,096
Mark Snyder	928,500	45,318	5,831,209	6,805,027
Cortney Caudill	900,000	21,670	1,927,270	2,848,940

________________
(1)Amounts shown in this column reflect the market value of unvested PSUs that would have accelerated if the NEO was terminated without cause (or resigned for good reason) as described above on December 31, 2025. Values were derived using the closing trading price of our common stock on NASDAQ on December 31, 2025, the last trading date in fiscal year 2025, of $67.30. The number of accelerated PSUs for performance periods ending on or before December 31, 2025 was determined based on our actual performance through the end of the applicable performance period. We did not include any amount for the PSUs allocated to performance periods ending after December 31, 2025 because the number of PSUs that will vest with respect to those periods is not known as it will depend on our future performance (the maximum value of those PSUs at December 31, 2025 was $4,493,688 for Dr. Torley, $1,393,918 for Ms. LaBrosse, $1,419,761 for Mr. Snyder, and $602,335 for Ms. Caudill. These amounts were calculated solely for purposes of this disclosure, and there can be no assurance that the value actually realized by the executive for these awards (if any) will be equal to the value shown in this column.

The table below presents the benefits that would be provided to each of the NEOs assuming the NEO’s employment terminated due to death or disability (prior to a change in control of the Company) on December 31, 2025:

2025 Potential Payments Upon Termination Due to Death/Disability Prior to Change in Control

Name	Equity Awards ($) (1)
Helen I. Torley	20,398,159
Nicole LaBrosse	6,083,247
Mark Snyder	6,144,154
Cortney Caudill	2,039,459
________________
(1)Amounts shown in this column reflect the spread value of unvested equity awards that would have accelerated if the NEO’s employment terminated due to death or disability on December 31, 2025. Please see the note to the 2025 Potential Payments Upon Termination Without Cause Prior to Change in Control table above for the calculation of these amounts. The number of accelerated PSUs for performance periods ending on or before December 31, 2025 was determined based on our actual performance through the end of the applicable performance period, and the number of accelerated PSUs for the performance period ending December 31, 2025 represents the target number of PSUs allocated to such period (pro-rated for the executive’s period of employment). These amounts were calculated solely for purposes of this disclosure, and there can be no assurance that the value actually realized by the executive for these awards (if any) will be equal to the value shown in this column.
Change in Control
We have entered into Change in Control Agreements with each of our executive officers. The Change in Control Agreements provide for cash severance, continued healthcare coverage and accelerated vesting of equity awards if the executive is terminated without cause, resigns for good reason, or is terminated due to death or disability (as such terms are defined in the Change in Control Agreements), in each case on or within 12 months following a change in control transaction. The cash severance, to be made in a lump sum payment, will equal: a multiple (two times for the CEO and one-and-one-half times for the other executive officers) of the sum of (i) the executive’s then-current annual base salary; and (ii) the amount of the executive’s target annual cash incentive opportunity (based on the target percentage of annual base salary) in respect of the year the termination of employment occurs. The Company will also make a cash lump sum payment intended to provide the executive officer sufficient amounts to pay expected heath care premiums under the Company’s group health plans for 18 months after termination of employment (24 months in the case of the CEO). In addition, the Change in Control Agreement provides that the executive’s outstanding and unvested equity awards granted by the Company will be fully vested upon the executive’s termination (with equity awards that are subject to performance-based vesting to accelerate based on the greater of (x) the target performance level for the applicable portion of the award and (y) the actual performance level achieved for the applicable portion of the award through the executive’s termination date). However, the PSU awards granted to the NEOs provide that if a change in control occurs, any performance period then in progress will terminate and the number of PSUs to be credited under the award will be determined based on (i) as to the Relative TSR PSUs, performance through the change in control and (ii) as to the Deal/Nomination PSUs, the greater of performance through the change in control or the target performance level for the award. Such credited PSUs will remain subject to time-based vesting through the third anniversary of the grant date, subject to accelerated vesting if the credited PSUs are not assumed by the acquiring company or if within two years after the change in control the executive’s employment is terminated by the Company without cause, by the executive for good reason, or due to the executive’s death or disability. An executive officer will not be entitled to severance benefits under our severance policy described above if the executive is entitled to severance benefits under the executive’s Change in Control Agreement. The Change in Control Agreements also provide that if an executive officer’s severance benefits would be subject to the parachute payment taxes of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, and a reduction in benefits to avoid such taxes would put the executive in a better after-tax position, then the executive’s benefits will be reduced to the extent necessary to avoid such taxes.

Assuming a change in control took place on December 31, 2025 and each of the NEOs was terminated without cause, resigned for good reason or was terminated due to death or disability in each case on December 31, 2025, the NEOs would have received the following benefits as a result of such terminations:
2025 Potential Payments Upon Change in Control Termination

Name	Equity Awards ($) (1)	Lump Sum Cash Severance ($)	Post- Termination Healthcare ($)	Total ($)
Helen I. Torley	40,898,964	3,800,000	93,730	44,792,694
Nicole LaBrosse	12,321,259	1,359,423	81,352	13,762,034
Mark Snyder	13,444,437	1,392,750	99,968	14,937,155
Cortney Caudill	6,053,010	1,350,000	80,897	7,483,907
________________
(1)Amounts shown in this column reflect the value of the unvested equity awards that would have accelerated if the NEO’s employment terminated in the circumstances described above on December 31, 2025 in connection with a change in control. Please see the note to the 2025 Potential Payments Upon Termination Without Cause Prior to Change in Control table above for the calculation of these amounts. The number of accelerated PSUs was determined based on our actual performance through December 31, 2025 (or, if greater, the target performance level in the case of Deal/Nomination PSUs). These amounts were calculated solely for purposes of this disclosure and there can be no assurance that the value actually realized by the executive for these awards (if any) will be equal to the value shown in this column.
CEO Pay Ratio
For 2025, Dr. Torley’s total compensation was $23,166,223, as shown in the Summary Compensation Table above. The total compensation for our median employee (excluding the CEO) in 2025 was $231,329. Therefore, Dr. Torley’s total compensation for 2025 was 100 times that of the median employee’s total compensation in 2025. The Company believes the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology described below.
The compensation elements that were considered in the identification of the median employee were annualized base pay, target cash bonus opportunity and target long-term incentive award grant date fair value for 2025 for all employees, excluding the CEO, as of December 31, 2025. The total number of our employees as of December 31, 2025 (excluding the CEO) 430. We used this population to determine the median employee. The total compensation for the median employee used in reporting the pay ratio in the preceding paragraph was calculated according to the requirements of the Summary Compensation Table.

Pay Versus Performance
The following summarizes the relationship between our CEO’s, and our other Named Executive Officers’, total compensation paid and our financial performance for the years shown in the table (in this discussion, our CEO is also referred to as our principal executive officer or “PEO”, and our Named Executive Officers other than our CEO are referred to as our “Non-PEO NEOs”):

2025 Pay-Versus-Performance Table
					Value of Initial Fixed $100 Investment Based on:
Year (1)	Summary of Compensation Table for PEO ($) (2)	Compensation Actually Paid to PEO ($) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (2)	Average Compensation Actually Paid to Non-PEO NEOs ($) (3)	Total Shareholder Return ($) (4)	Peer Group Total Shareholder Return ($) (4)	Net Income (Millions) ($) (5)	Revenue (Millions) ($) (6)
2025	23,166,223	39,731,590	3,591,733	4,935,311	157.57	124.75	316.9	1,396.6
2024	12,741,421	20,745,724	4,217,194	6,315,696	111.94	93.49	444.1	1,015.3
2023	11,820,858	(3,608,264)	3,568,762	160,639	86.54	94.03	281.6	829.3
2022	9,696,978	22,817,187	2,415,581	3,154,512	133.22	89.9	202.1	660.1
2021	7,453,294	5,992,078	2,398,657	591,581	94.15	100.02	402.7	443.3

(1)Helen I Torley was our CEO for each of the five years included in the table above. For 2021, our Non-PEO NEOs were Elaine D. Sun, Masaru Matsuda, and Michael J. LaBarre. For 2022, our Non-PEO NEOs were Nicole LaBrosse, Elaine D. Sun, Mark Snyder, and Michael J. LaBarre. For 2023 and 2024, our Non-PEO NEOs were Nicole LaBrosse, Mark Snyder, and Michael J. LaBarre. For 2025, our Non-PEO NEOs were Nicole LaBrosse, Mark Snyder, Cortney Caudill and Michael J. LaBarre. Ms. Sun commenced employment with Halozyme on March 2, 2020 and separated employment from Halozyme on February 2, 2022. Mr. Matsuda separated employment from Halozyme on December 31, 2021. Mr. LaBarre separated employment on March 17, 2025. Ms. LaBrosse was appointed to Halozyme’s Chief Financial Officer on February 2, 2022. Mr. Snyder commenced employment with Halozyme on January 3, 2022. Ms. Caudill was appointed to Halozyme’s Chief Operational Officer on October 3, 2025.
(2)See the Summary Compensation Table above for detail on the Summary Compensation Table total compensation for our CEO for fiscal year 2025, 2024 and 2023. The 2021 and 2022 total compensation for our CEO is disclosed in our proxy statement filed with the SEC in calendar years 2022 and 2023, respectively. The average compensation for the Non-PEO NEOs for 2025 was calculated in the Summary Compensation Table above. The average compensation for the Non-PEO NEOs for each of fiscal years 2024, 2023, 2022 and 2021 was calculated from the Summary Compensation Table as disclosed in our proxy statement filed with the SEC in the calendar year immediately following such fiscal year.
(3)For purposes of this table, the compensation actually paid (“Compensation Actually Paid”, or “CAP”) to each of our Named Executive Officers (including for purposes of this table, former named executive officers who are included in the Non-PEO NEO group for the applicable year) means the Named Executive Officer’s total compensation as reflected in the Summary Compensation Table for the applicable year less the grant date fair values of stock awards and option awards included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the Named Executive Officer for the applicable year, and adjusted for the following with respect to Halozyme’s LTI awards granted to the Named Executive Officer:
•Plus the year-end value of awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year,
•Plus/(less) the change in value as of the end of the covered fiscal year as compared to the end of the prior fiscal year for awards which were granted in prior years and were outstanding and unvested at the end of the covered fiscal year,
•Plus the vesting date value of awards which were granted and vested during the same covered fiscal year,
•Plus/(less) the change in value as of the vesting date as compared to the end of the prior fiscal year for awards which were granted in prior years and vested in the covered fiscal year,

•Less, as to any awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year,
•Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on outstanding and unvested awards (no dividends or other earnings were paid by Halozyme on any Named Executive Officer’s Halozyme LTI awards during the fiscal years covered by the table),
•Plus, as to an award that is materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the Halozyme LTI awards held by the Named Executive Officers were materially modified during the fiscal years covered by the table).
In making each of these adjustments, the “value” of an award is the fair value of the award on the applicable date determined in accordance with FASB’s ASC Topic 718 using the valuation assumptions we then use to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form 10-K each year and the footnotes to the Summary Compensation Table that appears in our annual proxy statement.
The table reflects the CAP (determined as noted above) for our CEO and, for our Non-PEO NEOs, the average of the CAPs determined for the Non-PEO NEOs.
The following table provides a reconciliation of the Summary Compensation Table Total to Compensation Actually Paid for our CEO for the fiscal year 2025.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO	Fiscal Year 2025 ($)
Summary Compensation Table Total	23,166,223
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(21,000,159)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	26,384,470
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	8,135,598
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	3,045,457
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
Compensation Actually Paid	39,731,590

The following table provides a reconciliation of the average of the Summary Compensation Table Total for the Non-PEO NEOs for fiscal year 2025 to the average of the Compensation Actually Paid for the Non-PEO NEOs for fiscal year 2025.

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2025 ($)
Summary Compensation Table Total	3,591,733
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(2,773,384)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	3,024,406
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	1,607,271
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	610,778
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(1,125,493)
Compensation Actually Paid	4,935,311
For similar reconciliations of the Summary Compensation Table Total to Compensation Actually Paid for our CEO and the Non-PEO NEOs for each of fiscal years 2021, 2022, 2023 and 2024, see our proxy statement filed with the Securities and Exchange Commission in the calendar year immediately following such fiscal year.

(4)Total Shareholder Return represents the return on a fixed investment of $100 in Halozyme’s stock for the period beginning on the last trading day of 2020 through the end of the applicable fiscal year. Peer Group Total Shareholder Return represents the return on a fixed investment of $100 in the NASDAQ Biotechnology Index for the period beginning on the last trading day of 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last five years against our total shareholder return and the total shareholder return for the NASDAQ Biotechnology Index (each calculated as described above) over that period of time.

(5)This column shows Halozyme’s net income for each fiscal year covered by the table. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last five years against our net income for each of those years.

(6)This column shows Halozyme’s revenue for each fiscal year covered by the table. We consider revenue to be the most important financial performance metric in our 2025 executive compensation program because it is used in determining each of our NEO’s annual 2025 cash incentive. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last five years against our revenue for each of those years.

The following is an unranked list of the Halozyme financial performance measures we consider most important in linking the compensation actually paid to our Named Executive Officers for 2025 with Halozyme performance.
•Revenue (as used in our 2025 EBP)
•Adjusted EBITDA (as used in our 2025 EBP)
•Stock Price (including relative TSR, as used in our PSUs awarded in 2021, 2022, 2023, 2024 and 2025 and as described in the Compensation Discussion and Analysis above)
In addition to the financial performance measures listed above, we view our stock price, upon which the value of all of our equity awards is dependent, as a key performance-based component of our executive compensation program in order to further align the interests of our senior management with the interests of our stockholders.

Compensation of Directors
The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2025 by each individual who served as a non-employee director at any time during the fiscal year:

2025 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Options ($)(1)(4)	Stock Awards ($)(1)(4)	Total ($)
Bernadette Connaughton	70,000	150,014	250,025	470,039
Barbara Duncan	90,000	150,014	250,025	490,039
Jeffrey W. Henderson	140,000	150,014	250,025	540,039
Mahesh Krishnan	61,676	150,014	250,025	461,715
James Lang (2)	3,668	—	—	3,668
Connie L. Matsui (3)	19,945	—	—	19,945
Moni Miyashita	55,000	150,014	250,025	455,039
Matthew L. Posard	75,000	150,014	250,025	475,039
________________
(1)Represents the grant date fair value of restricted stock unit awards granted in fiscal year 2025 in accordance with FASB ASC Topic 718.
(2)Mr. Lang become a Director on December 4, 2025.
(3)Ms. Matsui’s term expired on May 1, 2025.
(4)The aggregate numbers of shares subject to unvested outstanding stock options, unvested restricted stock unit awards and vested stock units deferred under the Equity Deferral Plan (discussed below), held by the non-employee directors as of December 31, 2025 were as follows:

Name	Aggregate Number of Option Awards Outstanding (#)	Aggregate Number of Unvested Stock Awards Outstanding (#)	Aggregate Number of Vested Deferred Stock Awards Outstanding (#)
Bernadette Connaughton	5,750	4,165	14,271
Barbara Duncan	5,750	4,165	15,754
Jeffrey W. Henderson	5,750	4,165	—
Mahesh Krishnan	5,750	4,165	—
James Lang	—	—	—
Moni Miyashita	5,750	4,165	—
Matthew L. Posard	5,750	4,165	20,772

Directors’ Compensation
The compensation program for our non-employee directors is as follows:
(1) Annual award - Immediately following each Annual Meeting, each non-employee director then in office automatically receives (i) an annual restricted stock unit grant having a value of approximately $250,000 (with the number of shares of Company common stock subject to the award equal to $250,000 divided by the closing trading price of the Company’s common stock on NASDAQ on the date of grant, with any fraction rounded up to the nearest whole share) and (ii) an annual stock option grant with a value of approximately $150,000 (with the number of shares of Company common stock subject to the award equal to $150,000 divided by the per-share value of Company stock options determined based on the valuation method and assumptions then generally used by the Company in valuing its options for financial statement purposes). Based on a recommendation of the Compensation Committee’s independent compensation consultants following a benchmarking assessment of peer company director compensation, the value of the annual stock option grant will be adjusted to $160,000 effective for the grant scheduled for May 2026. Subject to acceleration in the event of a change of control of the Company, these annual awards will vest in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting following the date of the annual grants. All awards granted after our 2021 annual meeting are granted under our 2021 Stock Plan. Vested options granted to our non-employee directors (including the initial option grants described below) generally remain exercisable for three years following the termination of the director’s service (subject to earlier termination at the end of the term of the option or in connection with a change in control).
(2) Initial award - each non-employee director receives an initial restricted stock unit grant and stock option grant upon joining the Board (with the number of shares of Company common stock subject to each award determined in the same manner as for the annual award grants described above); provided that, the grant date value of each award for a director first elected or appointed between Annual Meetings shall be prorated based on the number of full quarters the individual is scheduled to serve as a non-employee director from the date of election or appointment until the next Annual Meeting of the Stockholders such that the recipient will receive a grant of restricted stock units valued at $187,500 and a stock option grant valued at $112,500 for a period of service exceeding three quarters, a grant of restricted stock units valued at $125,000 and a stock option grant valued at $75,000 for a period of service exceeding two-quarters (but no more than three quarters), a grant of restricted stock units valued at $62,500 and a stock option grant valued at $37,500 for a period of service exceeding one quarter (but no more than two quarters), and no award for a period of service of one quarter or less. Subject to acceleration in the event of a change of control of the Company, these initial grants will vest upon the date of the next Annual Meeting following the date of grant.
Our non-employee directors also receive an annual retainer of $50,000 for service on the Board (provided that our Chair of the Board of Directors receives an annual retainer of $125,000), as well as an additional annual retainer for service on any committee of the Board. Non-employee directors who serve on the Audit Committee receive an annual retainer of $15,000, provided that the Chair of that committee receives an annual retainer of $30,000. Non-employee directors who serve on the Compensation Committee receive an annual retainer of $10,000, provided that the Chair of that committee receives an annual retainer of $20,000. Non-employee directors who serve on the Nominating and Corporate Governance Committee receive an annual retainer of $5,000, provided that the Chair of that committee receives an annual retainer of $10,000. Employee directors (including our CEO) do not receive any compensation for service on the Board of Directors. Based on a recommendation of the Compensation Committee’s independent compensation consultants following a benchmarking assessment of peer company director compensation, effective in May 2026, the annual retainer will be adjusted to $55,000 for service on the Board. In addition, effective in May 2026, the annual retainer for directors who serve on the Nominating and Corporate Governance Committee will be adjusted to $7,500 and the annual retainer for the Chair of that committee will be adjusted to $15,000.
We also maintain stock ownership guidelines for our non-employee directors which stipulate that each non-employee director is expected to own shares of Halozyme common stock with value equal to no less than five times the non-employee director’s base annual retainer for service on the Board of Directors. Each non-employee director is expected to comply with the guidelines within five years of election or appointment to the Board of Directors. Share ownership that counts for purposes of satisfying the applicable guideline level of ownership is the same as under our executive stock ownership guidelines, as described in the CD&A above. The same retention requirements apply to a non-employee director whose level of stock ownership does not satisfy the applicable guideline level of ownership as under our executive stock ownership guidelines, as described in the CD&A above.
The Company also maintains the Halozyme Nonqualified Deferred Compensation Plan (the “Cash Deferral Plan”) and the Halozyme Therapeutics, Inc. Directors Deferred Equity Compensation Plan (the “Equity Deferral Plan”). Under the Cash Deferral Plan, a non-employee director may elect to defer payment of all or a portion of the director’s annual cash compensation, deferrals are credited with earnings or losses based on investment fund elections made by the director, and the deferred amounts (as adjusted for such earnings or losses) will be paid to the director (in a lump sum or annual installments over up to five years, as elected by the director) when the director no longer serves on the Board of Directors or an earlier distribution date elected by the director in accordance with the plan. Under the Equity Deferral Plan, a non-employee director may elect (1) to convert all or a portion of the director’s annual cash compensation into Company restricted stock units awarded under our 2021 Stock Plan and/or (2) to defer the payment of the director’s annual restricted stock unit award from the Company. If a non-employee director elects to convert all or a portion of the director’s cash retainers into restricted stock units, the director will be credited with additional restricted stock units on the date the retainers would have otherwise been paid to the director equal to (1) the amount being deferred to the Equity Deferral Plan that would have otherwise been paid to the director on that date, divided by (2) the average closing price for a share of Company common stock over the period of ten consecutive trading days ending with the last trading day prior to the crediting date. Deferred restricted stock units will be credited with dividend equivalents to preserve the value of the awards if/when the Company were to ever pay a dividend. A non-employee director’s deferred restricted stock units will be paid in Company common stock (in a lump sum or annual installments over up to five years as elected by the director) when the director no longer serves on the Board of Directors or, if earlier, upon a change in control of the Company.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Pursuant to our Code of Conduct and Ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into transactions which create, or would appear to create, a conflict of interest with us. Our Audit Committee is responsible for reviewing and approving related party transactions. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. We are not aware of any related party transactions since the beginning of our last fiscal year that would require disclosure.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth, as of March 9, 2026, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by Halozyme to be the beneficial owner of more than 5% of our common stock, (ii) each director and director-nominee of Halozyme, (iii) each executive officer named in the Summary Compensation Table above, and (iv) all directors and current executive officers of Halozyme as a group:

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent(3)
BlackRock, Inc	12,612,300	(4)	10.6%
50 Hudson Yards, New York, NY 10001
Vanguard Group Inc.	13,259,514	(5)	11.2%
100 Vanguard Blvd., Malvern, PA 19355
State Street Corporation	6,053,007	(6)	5.1%
One Congress Street, Suite 1, Boston, MA 02114
Helen I. Torley	2,208,873	(7)	1.8%
Nicole LaBrosse	225,212	(8)	*
Mark Snyder	196,591	(9)	*
Cortney Caudill	51,880	(10)	*
Michael J. LaBarre	173,756	(11)	*
Bernadette Connaughton	66,048	(12)	*
Barbara Duncan	41,679	(13)	*
Jeffrey W. Henderson	58,701	(14)	*
James Lang	2,231	(15)	*
Matthew L. Posard	99,964	(16)	*
Moni Miyashita	50,862	(17)	*
Mahesh Krishnan	25,220	(18)	*
Directors and current executive officers as a group (11 persons)	3,027,261		2.5%
________________
*    Less than 1%.
(1)Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise noted, the address for each beneficial owner is: c/o Halozyme Therapeutics, Inc., 12390 El Camino Real, San Diego, CA 92130.
(2)Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants and vesting of stock awards.
(3)Calculated on the basis of 118,474,300 shares of common stock outstanding as of March 9, 2026, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 9, 2026 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.
(4)Based on Schedule 13G/A filed by BlackRock, Inc. with the SEC on July 17, 2025. BlackRock, Inc. beneficially owned 12,612,300 shares, with sole voting power over 12,211,841 shares and sole dispositive power over

12,612,300 shares and shared voting and dispositive power over 0 shares, which shares are reported by BlackRock, Inc. as a parent holding company of its subsidiaries.
(5)Based on Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. The Vanguard Group beneficially owned 13,259,514 shares, with sole voting power over 0 shares, shared voting power over 238,774 shares, sole dispositive power over 12,881,335 shares and shared dispositive power over 378,179 shares, which shares are reported by The Vanguard Group as in its own capacity as a financial advisor.
(6)Based on Schedule 13G filed by State Street Corporation with the SEC on May 13, 2025. State Corporation beneficially owned 6,053,007 shares, with sole voting and dispositive power over 0 shares, shared voting power over 5,562,493 shares and shared dispositive power over 6,053,007 shares, which shares are reported by State Street Corporation as parent holding company of its subsidiaries.
(7)Includes 1,441,093 shares subject to options that may be exercised within 60 days after March 9, 2026.
(8)Includes 186,718 shares subject to options that may be exercised within 60 days after March 9, 2026.
(9)Includes 148,981 shares subject to options that may be exercised within 60 days after March 9, 2026.
(10)Includes 37,514 shares subject to options that may be exercised within 60 days after March 9, 2026.
(11)The reported number of shares beneficially owned by Dr. LaBarre is based on the most recently available information as reported on Form 4 filed with the SEC on February 27, 2025.
(12)Includes 25,925 and 4,165 shares of common stock underlying options and restricted stock units (“RSUs”), respectively, that may be exercised or that may vest within 60 days after March 9, 2026.
(13)Includes 25,925 and 4,165 shares of common stock underlying options and RSUs, respectively, that may be exercised or that may vest within 60 days after March 9, 2026.
(14)Includes 25,925 and 4,165 shares of common stock underlying options and RSUs, respectively, that may be exercised or that may vest within 60 days after March 9, 2026.
(15)Includes 1,342 and 889 shares of common stock underlying options and RSUs, respectively, that may be exercised or that may vest within 60 days after March 9, 2026.
(16)Includes 25,925 and 4,165 shares of common stock underlying options and RSUs, respectively, that may be exercised or that may vest within 60 days after March 9, 2026.
(17)Includes 25,925 and 4,165 shares of common stock underlying options and RSUs, respectively, that may be exercised or that may vest within 60 days after March 9, 2026.
(18)Includes 14,554 and 4,165 shares of common stock underlying options and RSUs, respectively, that may be exercised or that may vest within 60 days after March 9, 2026.

Delinquent Section 16(a) Reports

Based solely on Halozyme’s review of the Section 16(a) reports that have been filed by or on behalf of its officers, directors and persons who own more than 10% of a registered class of Halozyme’s equity securities, and on written representations from the reporting persons, we believe all such reports were filed on a timely basis during the fiscal year ended December 31, 2025, except for the Form 3 for Mr. Lang and one Form 4 related to one RSU vesting transaction for Ms. Caudill which were filed on an untimely basis.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
Stockholder proposals, including nominations for candidates for membership on our Board of Directors, may be included in our proxy materials for an Annual Meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2027 Annual Meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than November 23, 2026.
Stockholder business that is not intended for inclusion in our proxy materials may be brought before the 2027 Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than November 23, 2026, in accordance with the specific procedural requirements in our Bylaws. If the Secretary fails to receive notice of the proposal within such timeframe, any such proposal will be considered untimely. Failure to comply with our Bylaw procedures and deadlines may preclude presentation of the proposal at our 2027 Annual Meeting.
In addition to satisfying the requirements of our Bylaws, including the earlier notice deadlines set forth above and therein, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Securities Exchange Act of 1934, as amended, no later than March 8, 2027.
TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2026 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS
We may satisfy SEC’s rules regarding delivery of proxy statements and annual reports by delivering a Notice of Internet Availability of Proxy Materials to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one Notice of Internet Availability of Proxy Materials is being delivered to that address unless contrary instructions from any stockholder at that address were received.
We undertake to deliver promptly upon written or oral request a separate copy of Notice of the Internet Availability of Proxy Materials, proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact our Secretary at 12390 El Camino Real, San Diego, California 92130, or by telephone at (858) 794-8889. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.
By order of the Board of Directors,
Mark Snyder
Senior Vice President, General Counsel,
and Corporate Secretary
March 23, 2026

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Class I Directors

Nominees

		For	Against	Abstain
1A	Bernadette Connaughton	☐	☐	☐
1B	Matthew L. Posard	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000696028_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

HALOZYME THERAPEUTICS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 5, 2026
www.virtualshareholdermeeting.com/HALO2026

The undersigned hereby appoints Helen I. Torley and Mark Snyder, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Halozyme Therapeutics, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held online on Tuesday, May 5, 2026, at 9:00 a.m. Pacific Time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, these shares will be voted in accordance with the recommendations of the Board of Directors.

YOUR VOTE IS IMPORTANT. You are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.

0000696028_2 R2.09.05.010

(Continued and to be signed on reverse side.)